                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the registrant [X]
Filed by a party other than the registrant [_]

Check the appropriate box:

  [_] Preliminary proxy statement.

  [_] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

  [X] Definitive proxy statement.

  [_] Definitive additional materials.

  [_] Soliciting material under Rule 14a-12.

                           Baxter International Inc.
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               (Name of Registrant as Specified in Its Charter)

                                      N/A
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:


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   (2)  Aggregate number of securities to which transaction applies:


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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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   (4)  Proposed maximum aggregate value of transaction:


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   (5)  Total fee paid:


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[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount Previously Paid:


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   (2)  Form, Schedule or Registration Statement No.:


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   (3)  Filing Party:


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   (4)  Date Filed:


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

Letter to Stockholders


                  Baxter International Inc.      847.948.2000
                  One Baxter Parkway
                  Deerfield, Illinois 60015

                                    [CHART]

                                     Baxter

    March 21, 2003


    To our Stockholders:

    The Board of Directors joins me in inviting you to attend the 2003 Annual Meeting of Stockholders. The meeting will be held at the Drury Lane Theatre in Oakbrook Terrace, Illinois, on Tuesday, May 6, 2003. The meeting will begin at 10:30 a.m. Central time. Registration will begin at 9:00 a.m.

    At the meeting, in addition to covering matters in the proxy statement, I will report on Baxter's business and our achievements in 2002. I believe that Baxter is well-positioned for future success in the global healthcare environment. I look forward to discussing our plans for Baxter's future at the Annual Meeting, and I hope to see you there.

    Sincerely,

    /s/ Harry M. Jansen Kraemer, Jr.
    HARRY M. JANSEN KRAEMER, JR.
    Chairman of the Board and
    Chief Executive Officer


                                    [GRAPHIC]

                                    Recycled Printed on Recycled Paper

Notice of Annual Meeting

                                        Baxter International Inc.
                                        One Baxter Parkway
                                        Deerfield, Illinois 60015
                                    [CHART]

                                     Baxter

    March 21, 2003

    Notice of Annual Meeting of Stockholders

    The 2003 Annual Meeting of Stockholders of Baxter International Inc. will be held at the Drury Lane Theatre in Oakbrook Terrace, Illinois, on Tuesday, May 6, 2003 at 10:30 a.m. Central time, for the following purposes:

    1.  To elect three directors to hold office for three years;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants for Baxter in 2003;

    3.  To approve the 2003 Incentive Compensation Program;

    4. To act on a stockholder proposal relating to cumulative voting in the election of directors; and

    5. To transact any other business which is properly presented at the meeting.

    Stockholders of record at the close of business on March 7, 2003 will be entitled to vote at the meeting. A list of these stockholders will be made available to any stockholder, for any purpose germane to the meeting, at Baxter's Corporate Headquarters located at One Baxter Parkway, Deerfield, Illinois for the 10-day period prior to the meeting.

    Even if you plan to attend the Annual Meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. You have the option of voting your shares through the Internet, by telephone or by mailing the enclosed proxy card. Instructions for our registered stockholders are described under the question "How do I vote?" on page 2 of the proxy statement.

    Finally, if you receive more than one of these mailings at the same address, or if you wish to receive future mailings electronically, please follow the instructions on page 43 of the proxy statement under the heading "Reducing Mailing Expenses."

    By order of the Board of Directors,

    /s/ Jan Stern Reed
    Jan Stern Reed
    Corporate Secretary and
    Associate General Counsel

--------------------------------------------------------------------------------

                                    [CHART]

                                     Baxter

   Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015,
                                 847.948.2000
--------------------------------------------------------------------------------

This Proxy Statement and the accompanying proxy card are being mailed, beginning on or about March 21, 2003, to owners of shares of Baxter common stock in connection with the solicitation of proxies by the Board of Directors for the 2003 Annual Meeting of Stockholders.

                               Table of Contents

Questions and Answers about Voting......................................................          2

Management Proposals:
   Election of Directors--Proposal 1 on the Proxy Card..................................          4
   Ratification of Appointment of Independent Accountants--Proposal 2 on the Proxy Card.          4
   Approval of 2003 Incentive Compensation Program--Proposal 3 on the Proxy Card........          6

Board of Directors:
   Director Biographies.................................................................         12
   Corporate Governance.................................................................         15
   Committees of the Board..............................................................         18
   Compensation of Directors............................................................         21

Audit Committee Report..................................................................         22

Compensation Committee Report...........................................................         23

Executive Compensation:
   Summary..............................................................................         27
   Stock Option Grants..................................................................         29
   Stock Option Exercises...............................................................         30
   Pension Plan, Excess Plans and Supplemental Plans....................................         30

Ownership of Baxter Stock:
   Stock Ownership of Directors and Officers............................................         33
   Stock Ownership of Largest Stockholder...............................................         35
   Section 16(a) Beneficial Ownership Reporting Compliance..............................         35

Equity Compensation Plan Information....................................................         36

Baxter's Financial Performance..........................................................         40

Minority Stockholder Proposal:
   Cumulative Voting in the Election of Directors--Proposal 4 on the Proxy Card.........         41

Other Information:
   Attending the Annual Meeting.........................................................         43
   Reducing Mailing Expenses............................................................         43
   Cost of Proxy Solicitation...........................................................         43
   Future Stockholder Proposals and Nominations.........................................         44
   Exhibit A--2003 Incentive Compensation Program.......................................        A-i
   Exhibit B--Revised Audit Committee Charter...........................................        B-i
   Directions to the Annual Meeting..................................................... Back Cover

Questions and Answers about Voting

    Your shares can be voted at the Annual Meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the Annual Meeting, we encourage you to vote by proxy to assure that your shares will be represented. If you wish to attend the Annual Meeting, please follow the instructions on page 43 under the heading "Attending the Annual Meeting."


Q:  Who is entitled to vote?
A: All record holders of Baxter common stock ("Common Stock") as of the close of business on March 7, 2003 are entitled to vote. On that day, approximately 597,020,517 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:  How do I vote?
A: Once again, we offer our registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

    .   By mail, using the enclosed proxy card and return envelope;

    . By telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

    . Through the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Q:  What does it mean to vote by proxy?
A: It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and our General Counsel (the "Proxyholders"). In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the Board's nominees, for the ratification of the appointment of the independent accountants, for the approval of the 2003 Incentive Compensation Program, and against the minority stockholder proposal.

Q:  On what am I voting?
A: There are four items on the agenda: (1) election of three directors, (2) ratification of the appointment of the independent accountants, (3) approval of the 2003 Incentive Compensation Program, all of which are supported by the Board and management, and (4) one minority stockholder proposal relating to cumulative voting in the election of directors, which is opposed by the Board and management.

Q:  What happens if other matters are raised at the meeting?
A: Although we are not aware of any matters to be presented at the Annual Meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in Baxter's bylaws, any proxies given will be voted by the Proxyholders in accordance with their best judgment, unless you have indicated otherwise.

Q:  Is my vote confidential?
A: Whether voting in person, by mail, by telephone or through the Internet, you will be given the opportunity to request that your vote be treated as confidential. If you request confidential treatment, only the inspectors of election and the proxy tabulator will have access to your vote.

Q:  What if I submit a proxy and later change my mind?
A: If you have given your proxy and later wish to revoke it, you may do so by either: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the Annual Meeting.

Q:  Who will count the votes?
A: Baxter's transfer agent, EquiServe, will serve as proxy tabulator and count the votes, and the results will be certified by the inspectors of election.

Q:  How is it determined whether a matter has been approved?
A: Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows: The three people receiving the largest number of votes cast at the Annual Meeting will be elected as directors. For each other matter, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

Q:  What constitutes a quorum?
A: A quorum is present if a majority of the outstanding shares of Common Stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:  What are broker non-votes?
A: Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed "routine" by the New York Stock Exchange, such as the election of directors, ratification of the appointment of independent accountants, and approval of the 2003 Incentive Compensation Program. On non-routine matters, such as the minority stockholder proposal, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called "broker non-votes." Broker non-votes have no effect on the outcome of any of the matters specified in the Notice of Annual Meeting.

Q:  What effect does an abstention have?
A: Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:  What shares are covered by the proxy card?
A: The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter's Dividend Reinvestment Plan, Shared Investment Plan, executive compensation plans, Employee Stock Purchase Plan, and shares credited to your Incentive Investment Plan account held in custody by the plan trustee, State Street Bank. The proxy card does not cover shares held by you through a broker, bank or other nominee.

Q:  What if I am a beneficial holder rather than an owner of record?
A: If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Management Proposals


Election of Directors--Proposal 1 on the Proxy Card

    Baxter's Board of Directors currently consists of eleven members and is divided into three classes. Each year, the directors in one of the three classes are elected to serve a three-year term. At the Annual Meeting, three directors are proposed for election for a three-year term expiring in 2006. John W. Colloton, whose current term expires on May 6, 2003, will not run for re-election as he is retiring from the Board. In addition, Susan Crown, whose current term also expires on May 6, 2003, has decided not to run for re-election. The Board and management would like to thank Mr. Colloton and Ms. Crown for their many years of dedicated service to Baxter and its stockholders. In February 2003, the Board elected James R. Gavin III, M.D., Ph.D. to serve as a director until the 2003 Annual Meeting of Stockholders. The Board has nominated the following persons for election, all of whom except Mr. Storm are currently directors of Baxter:

                               Walter E. Boomer
                        James R. Gavin III, M.D., Ph.D.
                                 Kees J. Storm

    Information regarding each of the nominees follows on page 12. If any nominee for director becomes unavailable for election, the number of directors will be reduced. No nominations for directors were received from stockholders, and no other candidates are eligible for election as directors at the Annual Meeting.

    The Proxyholders intend to vote the shares represented by proxy in favor of all of the Board's nominees, except to the extent a stockholder withholds authority to vote for the nominees.

    The Board of Directors recommends a vote FOR the election of all of the nominees for director.

Ratification of Appointment of Independent Accountants--Proposal 2 on the Proxy Card

    The Audit Committee of the Board of Directors has appointed
PricewaterhouseCoopers LLP (PwC) as independent accountants for Baxter in 2003. The Audit Committee requests that the stockholders ratify the appointment. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another public accounting firm for 2003 and future years.

    One or more representatives of PwC will attend the Annual Meeting. They will have an opportunity to make a statement if they so desire, and they will be available to answer questions.

Audit Fees

    Fees for services performed by PwC relating to the audit of the consolidated annual financial statements and all other services performed to comply with generally accepted auditing standards such as those related to debt and equity offerings and reviews of reports filed with the Securities and Exchange Commission, aggregated approximately $4.8 million in 2002 and $5.3 million in 2001.

Audit-Related Fees

    Fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including acquisition due diligence, internal control reviews and employee benefit plan audits, aggregated approximately $500,000 in 2002 and $800,000 in 2001.

Tax Fees

    Fees for services performed by PwC for international, federal, state and local tax compliance, tax advice, and tax planning, including acquisition, transfer pricing and VAT reviews, aggregated approximately $5.8 million in 2002 and $8.8 million in 2001.

All Other Fees

    Fees for all other services performed by PwC aggregated approximately $12.3 million in 2002 and $29.4 million in 2001. These amounts include fees of approximately $12.1 million in 2002 and $28.7 million in 2001 which were paid to PwC's consulting business, which was separated from PwC on October 1, 2002 and is now part of a separate publicly-traded company. These amounts include approximately $3.6 million in 2002 and $17.9 million in 2001 related to financial system design and implementation services, all of which were paid to PwC's consulting business. Excluding fees paid to PwC's consulting business which is now separated from PwC and part of a separate company, fees for all other services performed by PwC, primarily acquisition integration services, aggregated approximately $200,000 in 2002 and $700,000 in 2001. Since the Audit Committee, with the endorsement of the full Board of Directors, revised its guidelines in February 2002 to permit the completion of then existing projects but otherwise preclude the use of PwC for any new financial systems and management consulting services, the company has not engaged PwC to perform any such new services.

    Reports on PwC projects and services are presented to the Audit Committee on a regular basis. The Audit Committee is responsible for the engagement for all audit services. In February 2003, the Audit Committee established pre-approval policies and procedures for engaging PwC for permitted non-audit services identified in the policy. The engagement for these non-audit services will require the pre-approval of the chairman of the Audit Committee or the entire Audit Committee, depending upon the amount of the engagement.

    The Proxyholders intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as independent accountants, except to the extent a stockholder votes against or abstains from voting on this proposal.

    The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent accountants for Baxter in 2003.

Approval of 2003 Incentive Compensation Program--Proposal 3 on the Proxy Card

    On February 25, 2003, the Board of Directors adopted the 2003 Incentive Compensation Program (the "Program"), subject to approval by Baxter's stockholders. The Program is similar to the 2001 Incentive Compensation Program, which Baxter's stockholders approved at the 2001 Annual Meeting of Stockholders. As of February 28, 2002, a total of approximately 3,062,264 shares of Baxter Common Stock remained available for future awards under Baxter's Incentive Compensation Programs. The Board of Directors believes that it is in the best interest of Baxter and its stockholders to adopt a new program, approved by Baxter's stockholders, that will allow Baxter to continue to provide long-term incentives to employees and others providing services to Baxter. The Board and management believe that stock incentives are critical to Baxter's ability to attract, retain and motivate employees. If the Program is not approved by stockholders, the Program will not be effective and, under rules currently proposed by the New York Stock Exchange, the additional 25,000,000 shares authorized by the Program would not be available for future awards, which would put Baxter at a competitive disadvantage. For further information on the company's current stock incentive programs, please refer to "Equity Compensation Plan Information" beginning on page 36 of this proxy statement.

    The Program contains a number of provisions that the Board of Directors believes are consistent with the interests of stockholders and sound corporate governance practices. These include:

    . Prohibition on Stock Option Repricings. The Program prohibits the cancellation of any outstanding stock option for the purpose of reissuing an option to the option holder at a lower exercise price.

    . No Discount Stock Options. The Program prohibits the grant of a stock option with an exercise price of less than the fair market value of Baxter Common Stock on the date the stock option is granted.

    . Independent Committee. The Program will be administered by the Compensation Committee, which is comprised of independent, non-employee directors. As further described under "Board of Directors-Corporate Governance" and "Board of Directors-Committees of the Board" below, the Board of Directors has determined, after careful review, that all members of the Compensation Committee are independent as defined by Baxter's Corporate Governance Guidelines and the rules currently proposed by the New York Stock Exchange.

    . No Annual "Evergreen" Provision. The Program provides for a specific number of shares available for awards.

    The complete text of the Program is included as Exhibit A to this proxy statement. The following is a summary of the material terms of the Program.

General

    The purpose of the Program is to increase stockholder value and to advance the interests of Baxter by providing a variety of economic incentives designed to attract, retain and motivate Baxter employees and other individuals providing services to Baxter. Incentives may consist of the following: (a) stock options; (b) restricted stock; (c) stock awards; (d) performance shares; and (e) other incentives, including cash. Incentives may be granted to any employee, director, consultant or other independent contractor of Baxter as selected from time to time by the Compensation Committee. As of December 31, 2002, Baxter had approximately 54,600 employees.

    The Program will be administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee must consist of two or more non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, who qualify as outside directors under
Section 162(m) of the Internal Revenue Code, as amended.

    Subject to the provisions and limitations of the Program, the Committee will have the authority to:

    . interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures related to the Program;

    .   grant awards;

    .   modify the terms of, cancel, or repurchase outstanding awards;

    . prescribe the form of agreement, certificate or other instrument evidencing any award;

    . correct any defect or omission and reconcile any inconsistency in the Program or in any award; and

    . make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program.

    The Committee may not cancel any outstanding stock option for the purpose of reissuing an option to the holder at a lower exercise price. The Committee can delegate its authority with respect to participation, the grant of awards and related performance objectives for any person other than Baxter's directors and those officers subject to the reporting requirements of Section 16 of the Exchange Act.

    The number of shares of Baxter's Common Stock which may be issued under the Program may not exceed 25,000,000 shares. This represents approximately 4.2% of the outstanding shares of Common Stock on December 31, 2002. The closing market price of the Common Stock on December 31, 2002 was $28.00 per share.

Stock Options

    Under the Program, the Committee may grant non-qualified and incentive stock options to eligible participants to purchase shares of Common Stock from Baxter. The Program gives the Committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the term of each option and the time or times during its term when the option becomes exercisable, subject to the following limitations. No stock option may be granted with a purchase price below the fair market value of the shares subject to the option on the date of grant. The fair market value of shares on the date of grant will be the closing sale price of Common Stock as reported on the New York Stock Exchange. Each stock option will expire on
(1) the date provided by the option terms, which may not be later than eleven years after the grant date or (2) if the option terms do not provide for an expiration date, the date which is ten years and one day after the grant date. No incentive stock option may be transferred other than by will or the laws of descent and distribution. No person may receive, in any calendar year, stock options which, in the aggregate, represent more than 1,000,000 shares of Common Stock. Payment of the option price will be made in such form and manner as the Committee may approve.

Restricted Stock

    Restricted stock consists of the sale or grant by Baxter to an eligible participant of one or more shares of Common Stock which are subject to restrictions on transfer by the participant. The price, if any, at which restricted stock will be sold or granted will be determined by the Committee, and it may vary from time to time and among participants and may require no payment or be less than the fair market value of the shares at the date of sale or grant. Subject to any restrictions established by the Committee and the other requirements of the Program, a participant receiving restricted stock will have the rights of a stockholder (including voting and dividend rights) as to those shares only to the extent the Committee designates at the time of the grant. No person may receive, in any calendar year, more than 300,000 shares of restricted stock. The Committee, in its sole discretion, may substitute cash for shares of Common Stock otherwise required to be distributed.

Stock Awards

    Stock awards consist of the grant by Baxter to an eligible participant of shares of Common Stock, without payment, as additional compensation for services to the company. No person eligible to receive a stock award may receive a stock award representing more than 50,000 shares of Common Stock in any calendar year.

Performance Shares

    Performance shares consist of the grant by Baxter of a contingent right to receive payment of shares of Common Stock. Each performance share entitles the participant to one share of Common Stock, subject to the attainment of performance goals and other terms and conditions specified by the Committee. The performance shares will be paid in shares of Common Stock (or cash, in the discretion of the Committee) to the extent performance goals set forth in the grant are achieved. The number of shares granted and the performance goals will be determined by the Committee. No person may receive, in any calendar year, more than 300,000 performance shares.

Other Incentives

    The Committee may grant other incentives, including stock appreciation rights, restricted stock units and performance units, payable in cash or in kind by Baxter to an eligible participant. The form, amount and the terms and conditions of other incentives will be determined by the Committee. The total number of shares of Common Stock for which stock appreciation rights or other incentives may be granted to any person may not exceed 1,000,000 in any calendar year. The total amount that may be awarded to any person in the form of performance unit and other cash-based awards may not exceed $3,000,000 in any calendar year.

Section 162(m)

    Section 162(m) prevents a publicly-traded corporation from taking a tax deduction for certain compensation in excess of $1 million per year which it or any subsidiary pays to specified executives. Those specified executives or covered employees are the chief executive officer and the four next most highly compensated executive officers for whom proxy disclosure is required. Certain compensation, including compensation based on the attainment of performance goals, is excluded from the deduction limit and, therefore, is deductible even if it exceeds $1 million per year. To qualify for this performance-based exemption, the material terms pursuant to which the compensation is to be paid, including the performance goals and the maximum amount payable to the covered employees, must be approved by the stockholders before payments are made.

    Except as otherwise determined by the Committee, grants of restricted stock, performance shares and other incentives granted to executive officers will be subject to the attainment of performance goals in compliance with the provisions of Section 162(m) of the code. The specific performance goals applicable to a particular award will be established by the Committee within the first 90 days of the applicable performance period, based on one or more of the following business criteria: net income (before or after taxes), stock price, total shareholder return, market share, sales, net sales, earnings per share, costs, cash flow (including without limitation operational cash flow), gross margin, operating margin, gross profit ratio, economic value added, and return measures (including without limitation return on assets, capital, equity, and sales).

Non-transferability

    No restricted stock, performance share or other incentive granted under the Program will be transferable by its holder, except in the event of the holder's death, by will or the laws of descent and distribution. Non-qualified stock options may be transferred by the holder to the limited extent authorized by the rules and procedures established by the Committee from time to time or by will or by the laws of descent and distribution.

Amendment of the Program

    The Committee may amend or discontinue the Program at any time. However, no amendment or discontinuance may (a) impair, without the consent of the recipient, an incentive previously granted or (b) result in a change which would disqualify awards made under the Program from the exemption provided by Rule 16b-3 of the Exchange Act. In addition, the Committee may not amend the Program without approval of Baxter's stockholders to the extent such approval is required by law, agreement or any exchange on which the Common Stock is traded.

Change in Control

    In the event of a change in control of Baxter (as specified in the Program), the restrictions on all outstanding shares of restricted stock will lapse immediately, all outstanding stock options will become exercisable immediately and all performance goals will be deemed to be met and payment made immediately.

    In connection with certain change of control events (as specified in the Program) the Committee can require that any outstanding stock option granted under the Program be surrendered to Baxter for cancellation. The holder of a stock option that is cancelled will be entitled to receive a cash payment equal to the number of shares of Common Stock subject to the option immediately before it was cancelled multiplied by the excess, if any, of the greater of (A) the highest per share price offered to Baxter's stockholders in the change of control transaction or (B) the fair market value of a share of Common Stock on the date of the change of control, over the exercise price.

Antidilution Provisions

    In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange, or other distribution with respect to Baxter Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which are or may be subject to awards under the Program, the terms of any outstanding awards (including the price at which shares of stock may be issued pursuant to an outstanding award) and the limits on the number of shares that can be subject to awards received by individuals in any calendar year described above, will be equitably adjusted by the Committee, in its sole discretion, to preserve the value of awards made or to be made under the Program.

United States Federal Income Tax Consequences

    Under existing U.S. federal income tax provisions, a participant who receives a stock option or performance shares under the Program or who purchases or receives shares of restricted stock under the Program will not normally realize any income, nor will Baxter normally receive any deduction, for federal income tax purposes in the year such incentive is granted. A participant who receives a stock award under the Program consisting of shares of Common Stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of Common Stock covered by the award on the date it is made, and Baxter will be entitled to a deduction equal to the amount the participant is required to treat as ordinary income. A participant who receives a cash award will realize ordinary income at the time the award is paid equal to the amount received, and the amount of the cash is expected to be deductible by Baxter.

    When a non-qualified stock option granted pursuant to the Program is exercised, the participant will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of shares of the Common Stock on the exercise date, and Baxter will be entitled to a deduction in the year the option is exercised equal to the amount the participant is required to treat as ordinary income.

    Options which qualify as incentive stock options are entitled to special tax treatment. Because the capital gains rate is currently lower than the highest individual rate, there are income tax advantages to receiving incentive stock options rather than non-qualified options. Incentive stock options must be exercised within ten years after the grant date or they expire. Incentive stock options are not transferable, other than by will or the laws of descent and distribution, and are exercisable, during the optionee's lifetime, only by the optionee. Under existing federal income tax law, if shares purchased pursuant to the exercise of an incentive stock option are not disposed of by the optionee within two years from the date of the option grant or within one year after the transfer of the shares to the optionee, whichever is longer, then:

    .   the optionee recognizes no income upon the exercise of the option;

    . any gain or loss will be recognized by the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee's hands, will be treated as a long-term capital gain or loss;

    . the optionee's basis in the shares purchased will equal the amount of cash paid for such shares; and

    . Baxter will not be entitled to a federal income tax deduction in connection with the exercise of the option.

    Baxter understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an "item of tax preference" for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after termination of employment are treated as non-qualified options.

    Baxter further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee's basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, Baxter will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

    If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares received in replacement of the previously owned shares is carried over. If the option is a non-qualified option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option or through Baxter's employee stock purchase plan and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

    A participant who receives restricted stock or performance shares will normally realize taxable income on the earliest of the date the shares become transferable, the date the shares are no longer subject to a substantial risk of forfeiture, or the date of their disposition. The amount of such taxable income will equal the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. A participant may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Baxter expects to be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the participant.

    The Proxyholders intend to vote the shares represented by proxy in favor of approval of the Program, except to the extent a stockholder votes against or abstains from voting on this proposal.

    The Board of Directors recommends a vote FOR approval of the 2003 Incentive Compensation Program.

Board of Directors


Director Biographies

Nominees for Election as Directors (Term Expires 2006)

[PHOTO]          Walter E. Boomer, age 64, has been a director of Baxter since 1997. Since March 1997,
                 General Boomer has served as president and chief executive officer of Rogers
                 Corporation, a manufacturer of specialty materials for use in the communication, transportation, imaging and computer markets. General Boomer was named Chairman of the Board of Rogers Corporation in April 2002. From 1994 through 1996, he served as executive vice president of McDermott International Inc. and president of the Babcock &
                 Wilcox Power Generation Group. In 1994, General Boomer retired as a general and assistant commandant of the United States Marine Corps after 34 years of service.
                 General Boomer also serves as a director of Cytyc Corporation.

[PHOTO]          James R. Gavin III, M.D., Ph.D., age 57, was elected as a director of Baxter in
                 February 2003. Since July 2002, Dr. Gavin has served as president of the Morehouse
                 School of Medicine. From 1991 to July 2002 he was Senior Science Officer at Howard
                 Hughes Medical Institute, a nonprofit medical research organization. From 1987 to 1991 he was at the University of Oklahoma Health Sciences Center as a professor and as chief of the Diabetes Section and acting chief of the Section on Endocrinology, Metabolism and Hypertension. Dr. Gavin is non-executive chairman of the board of directors of
                 Equidyne Corporation and a director of MicroIslet, Inc.

[PHOTO]          Kees J. Storm, age 60, director nominee, has been nominated by the Baxter Board of
                 Directors. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified
                 Public Accountant) and was chairman and chief executive officer of AEGON N.V., an international insurance group from 1993 until 2002 when he retired. Mr. Storm is a supervisory board member and chairman of Royal Wessanen N.V., a Dutch food manufacturer, and Laurus N.V., a Dutch supermarket group. He also serves on the supervisory boards of AEGON N.V., Interbrew S.A. and KLM N.V.

Directors Continuing in Office (Term Expires 2004)

[PHOTO]         Pei-yuan Chia, age 64, has served as a director of Baxter since 1996. Mr. Chia was vice chairman of Citicorp and Citibank, N.A., its principal subsidiary, from 1994 to 1996 when he retired. From 1993 to 1996, he served as a director of Citicorp and Citibank,
                N.A., and assumed responsibility for their global consumer business in 1992. Between
                1974 and 1992, Mr. Chia held various senior management positions in Citicorp and
                Citibank, N.A. and was Citibank, N.A.'s senior customer contact for corporate banking activities in Asia. Mr. Chia also serves as a director of American International Group,
                Inc. and Bank of China (Hong Kong) Limited.

[PHOTO]         Gail D. Fosler, age 55, has served as a director of Baxter since 2001. Since 1989, Ms.
                Fosler has held several positions with The Conference Board, a research and business membership organization. Ms. Fosler is currently senior vice president and chief economist of The Conference Board and directs its Economics Research Program, which produces economic indicators and analyses. Ms. Fosler is also a director of Caterpillar
                Inc., Unisys Corporation, H.B. Fuller Company, DBS Holdings (Singapore).

[PHOTO]         Monroe E. Trout, M.D., age 71, has served as a director of Baxter since 1995. Dr. Trout was chairman of the board, president and chief executive officer of American Healthcare
                Systems, a network of integrated health care systems, from 1987 until he retired in 1994.
                He was elected president and chief executive officer of American Healthcare Systems in
                1986. Dr. Trout also serves as chairman emeritus of Cytyc Corporation and as a director of Science Applications International Corporation.

Directors Continuing in Office (Term Expires 2005)

[PHOTO]                      Harry M. Jansen Kraemer, Jr., age 48, has been a director of Baxter since 1995 and chairman of the board since January 2000. Mr. Kraemer has been president of Baxter since 1997 and chief executive officer since January 1999. From 1993 to 1997, he served as senior vice president and chief financial officer of Baxter. Mr. Kraemer also serves as a director of Science Applications International Corporation.

[PHOTO]                      Joseph B. Martin, M.D., Ph.D., age 64, has been a director of Baxter since 2002.
                             Dr. Martin has served as the Dean of the Harvard Faculty of Medicine since July 1997.
                             He was Chancellor of the University of California, San Francisco from 1993 to 1997 and
                             Dean of the UCSF School of Medicine from 1989 to 1993. Dr. Martin also serves as a director of Cytyc Corporation and Scientific Learning Corp.

[PHOTO]                      Thomas T. Stallkamp, age 56, has been a director of Baxter since 2000. Mr. Stallkamp is vice chairman and chief executive officer of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services. From 1980 through 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were vice chairman and president. Mr. Stallkamp also serves as a director of Kmart Corporation and Visteon
                             Corporation.

[PHOTO]                      Fred L. Turner, age 70, has been a director of Baxter since 1982. Mr. Turner is senior chairman of the board of directors of McDonald's Corporation, a restaurant licensor. Mr.
                             Turner previously was chairman of the board and chief executive officer of McDonald's
                             Corporation. He joined McDonald's in 1956. Mr. Turner is a Life Trustee of Ronald
                             McDonald House Charities, Inc., a not-for-profit corporation. Mr. Turner also serves as a director of W. W. Grainger, Inc.

Corporate Governance

    The Board of Directors recognizes the importance of good corporate governance as a means of addressing the needs of Baxter's stockholders, employees, customers and community. Pursuant to the Delaware General Corporation Law, under which Baxter is organized, the business, property and affairs of Baxter are managed under the direction of the Board of Directors. Members of the Board are kept informed of Baxter's business through discussions with the Chairman and management, by reviewing materials prepared for them by management and by participating in meetings of the Board and its committees. During 2002, the Board held six meetings and the committees held a total of 21 meetings. The aggregate attendance of all current directors at the total number of Board and committee meetings was over 92 percent.

Corporate Governance Guidelines

    Baxter first adopted formal corporate governance principles in 1995. In 1998, the Board of Directors revised these principles by adopting new Corporate Governance Guidelines (the "Guidelines") which address the role of the Board of Directors in areas such as fiduciary oversight, strategic planning, social responsibility, succession planning and board elections. The Guidelines also set standards relating to the composition and operation of the Board of Directors and its committees, including standards relating to the selection, qualification and evaluation of directors. They also address a number of other matters, such as: director access to management, the authority of the Board and its committees to hire outside advisors, the appropriateness of continued Board membership in the event of a change in a director's employment or other circumstances, the mandatory retirement age for directors, executive compensation and director compensation. In February 2003, the Board of Directors approved further changes to Baxter's Guidelines to update or establish new guidelines with respect to a number of topics, such as specific criteria for director independence, establishment of a lead director, director continuing education, and recommended stock ownership for directors.

    Rules currently proposed by the New York Stock Exchange would require listed companies to adopt governance guidelines covering various matters. The company believes that Baxter's Guidelines currently comply with the proposed rules in all material respects. However, the company will make any required changes after these rules are final. The Corporate Governance Committee of the Board reviews at least annually the adequacy of the Guidelines, and recommends any proposed changes to the Board for approval.

    The Guidelines, as well as other information on Corporate Governance, are available on Baxter's website at www.baxter.com under "Corporate Governance" and in print upon request by writing to Baxter International Inc., Corporate Secretary, One Baxter Parkway, Deerfield, Illinois 60015.

Director Independence

    The Board of Directors has determined, after careful review, that all directors and director nominees except for Harry Kraemer are independent, as defined by Baxter's Corporate Governance Guidelines and the rules currently proposed by the New York Stock Exchange. Baxter's Guidelines require that a majority of Baxter's directors qualify as independent. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter.

    Baxter's Guidelines include the following standards for determining director independence:

    .   A director will not be independent if, within the preceding five years:
        (a) the director was employed by Baxter; (b) an immediate family member of the director was employed by Baxter as an executive officer; (c) the director or an immediate family member of the director was employed by or affiliated with the independent auditor of Baxter; or (d) a Baxter executive officer was on the compensation committee of the board of directors of a company which concurrently employed the Baxter director, or which concurrently employed an immediate family member of the director as an executive officer.

    . The following commercial or charitable relationships will not be considered to be material relationships that would impair a director's independence: (a) if a Baxter director is a partner, officer, or controlling shareholder of or is otherwise affiliated with another company or professional entity (including any law firm or investment banking firm) that does business with Baxter and the annual payments to, or from, Baxter in any year do not exceed (i) one percent of the annual revenue of Baxter for its most recently completed fiscal year or
        (ii) the greater of $200,000 or one percent of the annual revenue of the other company or professional entity for its most recently completed fiscal year; (b) if a Baxter director is a partner, executive officer or controlling shareholder of or is otherwise affiliated with another company which is indebted to Baxter, or to which Baxter is indebted, and the total amount of either company's indebtedness to the other does not exceed (i) one percent of the total consolidated assets of Baxter as of the end of its most recently completed fiscal year or
        (ii) one percent of the total consolidated assets of the other company as of the end of its most recently completed fiscal year; and (c) if a Baxter director serves as an officer, director or trustee of or is otherwise affiliated with a charitable organization, and Baxter's discretionary charitable contributions to the organization are less than the greater of $100,000 or five percent of that organization's total annual charitable receipts.

For relationships not covered by these guidelines, the determination of whether the director is independent or not will be made by the directors who satisfy the independence guidelines.

Executive Sessions and Lead Director

    Baxter's Corporate Governance Guidelines require the Board to meet in executive session without management or any employee director present at every regularly scheduled meeting. The Audit Committee is required by its charter to hold separate executive sessions during at least five committee meetings per year with the internal auditor, the independent auditor and management. The other committees of the Board also have the authority to hold executive sessions without management present.

    In February 2003, the Board of Directors amended Baxter's Guidelines to provide for a lead director who will be responsible for presiding at all executive sessions of the Board and acting as the liaison between the non-management directors and the Chairman of the Board. In addition, the lead director will serve as the contact person to facilitate communications by Baxter employees and shareholders directly with the non-management members of the Board. The Corporate Governance Committee will recommend a lead director to the full Board for approval on an annual basis, with the first lead director to be elected in May 2003.

Annual Assessment of Board Performance

    The Board has annually reviewed its own performance, structure and processes for the past nine years in order to assess how effectively it is functioning. This assessment was implemented and is administered by the Corporate Governance Committee through an annual Board self-evaluation survey. The views of individual directors are collected by the Corporate Secretary and the chairman of the Corporate Governance Committee and summarized for consideration by the full Board. In addition, beginning this year, each committee of the Board is required by its charter to conduct an annual self-evaluation of its performance.

Business Practice Standards and Corporate Responsibility Office

    Baxter's ethics policies can be found in its Global Business Practice Standards, which are designed to promote honest and ethical conduct and compliance with applicable laws and serve as a guide for making business decisions. The Global Business Practice Standards are applicable to all employees of the company, including the Chief Executive Officer, Chief Financial Officer and other senior financial officers. These standards include policies on a number of topics, such as protection and use of company assets, competitive and confidential information, insider trading, bioethics, conflicts of interest, employment practices, gifts, political activities, trade compliance and other aspects of business ethics. These standards address Baxter's commitment to full, fair, accurate, timely, and understandable disclosure in all public communications, including reports that the company files with, or submits to, the Securities and Exchange Commission and other government agencies. The standards also address the consequences of failure to comply with applicable law and Baxter's policies and procedures and require prompt internal reporting of wrongdoing.

    Baxter's Global Business Practice Standards include procedures for employees to seek guidance or report concerns about business practices, including concerns regarding accounting, internal accounting controls, auditing, or other matters. These procedures have been reviewed by the Public Policy Committee and the Audit Committee and approved by the Board of Directors. Questions and concerns can be submitted confidentially or anonymously. Employees may raise issues or concerns through multiple channels, such as calling the toll-free Business Practice Standards Helpline, sending an e-mail to the Business Practices website, writing to the Corporate Responsibility Office's post office box, or contacting the members of the Corporate Responsibility Office or its regional committees directly.

    The Corporate Responsibility Office was established by the Board in 1993 to assist the Public Policy Committee in carrying out its responsibility to oversee Baxter's global business practices. The Corporate Responsibility Office is responsible for communicating the company's business practice standards, maintaining processes for employees to report issues, providing guidance and training to employees, and monitoring compliance. The monitoring process includes an annual certification of compliance with Baxter's business practice standards by senior managers and thousands of other employees worldwide. These activities are coordinated and implemented by members of the Corporate Responsibility Office and Baxter's Business Practices staff. Permanent members of the Corporate Responsibility Office include the company's Vice President of Business Practices, who reports to the Public Policy Committee, and the Vice President of Corporate Audit, who reports to the Audit Committee.

    Baxter's Global Business Practice Standards are available on Baxter's website at www.baxter.com under "Corporate Governance" and in print upon request by writing to Baxter International Inc., Business Practices, One Baxter Parkway, Deerfield, Illinois 60015.

Disclosure Controls and Procedures

    The company has established disclosure controls and procedures designed to ensure that financial and non-financial information required to be disclosed by Baxter in the reports it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported on a timely basis. These controls and procedures are designed to ensure that such information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, to allow for timely decisions regarding required disclosure. Each quarter, the company carries out an evaluation, under the supervision and with the participation of the company's Disclosure Committee, including the Chief Executive Officer and Chief Financial Officer, as well as other members of the company's management team, of the effectiveness of the company's disclosure controls and procedures.

Committees of the Board

    The Board of Directors has five committees. Each committee consists solely of independent directors who are not Baxter employees. In February 2003, the Board approved amendments to the Audit Committee's charter and established charters for the other committees of the Board. Each committee is required by its charter on an annual basis to conduct a performance evaluation of the committee and to review the adequacy of its charter. The company believes that these committee charters substantially comply with the rules currently proposed by the New York Stock Exchange and satisfy the requirements of the Sarbanes-Oxley Act of 2002. However, the company will make any required changes after these rules are final. A copy of the Audit Committee's charter is attached to this proxy statement as Exhibit B. All committee charters are available on Baxter's website at www.baxter.com under "Corporate Governance" and in print upon request by writing to Baxter International Inc., Corporate Secretary, One Baxter Parkway, Deerfield, Illinois 60015.

    The Audit Committee consists of four directors. The committee reviews the company's financial reporting process and the integrity of its financial statements, Baxter's system of internal controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Common recurring activities of the Audit Committee in carrying out its oversight function include:

    . reviewing the adequacy and effectiveness of Baxter's financial and accounting controls with the independent and internal auditors, and reviewing with management Baxter's disclosure controls and procedures;

    . retaining and evaluating the qualifications, independence and performance of the independent auditor;

    . the pre-approval of permissible non-audit engagements to be undertaken by the independent auditor, either explicitly or through pre-approval policies and procedures approved by the committee;

    .   reviewing the scope of the annual internal and external audits;

    . reviewing the company's consolidated financial statements including Management's Discussion and Analysis of Financial Condition and Results of Operations, and discussing with the independent auditor the quality and acceptability of accounting principles used to prepare the consolidated financial statements;

    . discussing earnings press releases with the Chairman of the Audit Committee prior to issuance of the release;

    . holding separate executive sessions with the internal auditor, the independent auditor and management; and

    . discussing guidelines and policies governing the process by which Baxter assesses and manages risk.

    The Audit Committee also establishes Baxter's policy with respect to the hiring of employees and former employees of its independent auditor. The current policy is that Baxter will not hire any current or previous employees of its independent auditor who are or have, within the last two years, worked on the company's account.

    The Audit Committee met five times in 2002. The current members of the Audit Committee are Thomas T. Stallkamp (chairman), Pei-yuan Chia, Gail D. Fosler and Fred L. Turner.

    The Compensation Committee consists of four directors. The committee exercises the authority of the Board relating to employee benefit plans and the compensation of Baxter's executives. The Compensation Committee's responsibilities include:

    . making recommendations to the Board concerning the salary of the Chief Executive Officer;

    . determining the salaries of executive officers, other than the Chief Executive Officer, and advising the Board of such determination;

    . making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; and

    . serving as the administration committee of the company's stock option plans.

    The Compensation Committee met three times in 2002. The current members of the Compensation Committee are Pei-yuan Chia (chairman), Walter E. Boomer, Susan Crown and Thomas T. Stallkamp.

    The Corporate Governance Committee consists of four directors. The Board of Directors changed the name of this committee in 2002 from the Planning and Organization Committee to the Corporate Governance Committee in order to better align this committee's name with its responsibilities. The committee assists and advises the Board on corporate governance and general organization and planning matters. The Corporate Governance Committee's responsibilities include:

    . developing criteria for use in selecting potential new Board members and assisting the Board in identifying and attracting qualified director candidates;

    . selecting and recommending that the Board approve the director nominees for the next annual meeting of stockholders, and recommending persons to fill any vacancy on the Board;

    .   determining Board committee structure and membership;

    . reviewing at least annually the adequacy of Baxter's Corporate Governance Guidelines;

    . overseeing the succession planning process for management, including the Chief Executive Officer;

    . developing and implementing an annual process for evaluating the performance of the Chief Executive Officer;

    . developing and implementing an annual procedure for evaluating Board performance; and

    .   making recommendations to the Board concerning director compensation.

Recommendations for director nominees received from stockholders by the Corporate Secretary will be referred to the Corporate Governance Committee for consideration.

    The Corporate Governance Committee met four times in 2002. The current members of the Corporate Governance Committee are John W. Colloton (chairman), Joseph B. Martin, M.D., Ph.D., Monroe E. Trout, M.D. and Fred L. Turner.

    The Finance Committee consists of four directors. The committee assists the Board in fulfilling its responsibilities in connection with the company's financial affairs The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding:

    . proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions;

    .   dividends;

    .   results of the management of pension assets; and

    . risk management relating to the company's hedging activities, use of derivative instruments, and insurance coverage.

    The Finance Committee met six times in 2002. The current members of the Finance Committee are Walter E. Boomer (chairman), John W. Colloton, Joseph B. Martin, M.D., Ph.D. and Monroe E. Trout, M.D.

    The Public Policy Committee consists of three directors. The committee reviews the policies and practices of Baxter to ensure that they are consistent with its social responsibility to act with integrity as a global corporate citizen to employees, customers and society. The Public Policy Committee has a wide range of responsibilities, including:

    . addressing the company's responsibilities with respect to the health and safety of employees and consumers, and the environment;

    . overseeing, reviewing and making recommendations to the Corporate Responsibility Office as set forth in the company's Business Practice Standards;

    . reviewing and making recommendations regarding Baxter's Quality and Regulatory programs and performance; and

    . reviewing and making recommendations on the company's Government Affairs Program, including the company's positions with respect to pending legislative and other initiatives.

    The Public Policy Committee met three times in 2002. The current members of the Public Policy Committee are Susan Crown (chairperson), Walter E. Boomer and Gail D. Fosler.

Compensation of Directors

    The Corporate Governance Committee revisits director compensation from time to time to evaluate the market competitiveness of Baxter's program. Based on a review of current market practices, the increased demands being placed on directors of publicly-traded companies, and the need to be able to attract and retain directors, the Board of Directors has approved a new non-employee director compensation plan (New Director Compensation Plan).

    Under the former non-employee director compensation plan (Former Director Compensation Plan), non-employee director compensation consisted solely of stock options. Under the New Director Compensation Plan, the Board has transitioned to a new compensation structure which consists of a combination of stock options, restricted stock and cash compensation, as described below.

    Under the New Director Compensation Plan, each non-employee director will continue to be entitled to receive a grant of stock options annually on the date of the annual meeting of stockholders. However, under the new plan, the amount of the grant will no longer be increased or decreased based on the percentage change in Baxter's total shareholder return (TSR) compared to the TSR for the Standard & Poor's 500 Health Care Index, as was the case under the Former Director Compensation Plan. Rather, beginning with the option grant on the date of the 2003 Annual Meeting of Stockholders, the annual stock option grant to each non-employee director will have a target value on the grant date based on a Black-Scholes valuation of $60,000. The stock options will become exercisable on the date of the next annual meeting of stockholders, and may become exercisable earlier in the event of death, disability, or a change in control of Baxter.

    In addition, beginning on the date of the 2003 Annual Meeting of Stockholders, each non-employee director will also receive an annual grant of restricted shares of Baxter Common Stock on the date of the annual meeting of stockholders. The number of restricted shares to be granted to each non-employee director each year equals the quotient of $60,000 divided by the closing sale price for a share of Baxter Common Stock on the date of the annual meeting. The restricted shares will vest on the date of the next annual meeting of stockholders, and will be forfeited if the non-employee director leaves the Board for any reason other than death or disability prior to that date. In the event of a change in control of Baxter, all restrictions on the shares will terminate. Until vested, the restricted stock cannot be transferred or sold. During the restriction period, the directors have all of the other rights of a stockholder, including the right to receive dividends and vote the shares.

    Under the New Director Compensation Plan, effective beginning in May 2003, each non-employee director will receive a $45,000 annual cash retainer. As of September 2002, each non-employee director also receives a $1,000 fee for each Board and each committee meeting attended, and each non-employee director who acts as the chairperson of any committee meeting receives an additional $1,000 for each meeting chaired by him or her. In addition, non-employee directors will be eligible to participate in a deferred compensation plan which will allow deferral of all or any portion of cash payments until Board service ends. Each non-employee director will continue to be eligible for life insurance benefits. Life insurance premiums of $878 in the aggregate were paid in 2002 for the benefit of non-employee directors.

    In February 2003, the Board of Directors amended Baxter's Corporate Governance Guidelines to establish recommended stock ownership guidelines for directors. The current stock ownership guideline recommended for each director, after five years of Board service, is to hold five times the annual cash retainer provided to directors.

Audit Committee Report


    The Audit Committee of the Board of Directors of Baxter assists the Board in fulfilling its oversight responsibilities. The Audit Committee consists of four independent directors, as defined by New York Stock Exchange listing standards. The Board of Directors has determined that Thomas T. Stallkamp, who is the Chairman of the Audit Committee, as well as Kees J. Storm, who is a director nominee but not a current member of the Board or Audit Committee, each qualify as an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee's duties and responsibilities are set forth in a written charter, which was initially adopted and approved by the Board on March 21, 2000. In February 2003, the Board approved amendments to the Audit Committee's charter to address the New York Stock Exchange's corporate governance rule proposals and the requirements of the Sarbanes-Oxley Act. A copy of the written charter, which is annually reviewed and revised as appropriate, is attached to this proxy statement as Exhibit B.

    Management is responsible for Baxter's internal controls and the financial reporting process. A professional staff of in-house corporate auditors reviews the design of, and compliance with, Baxter's internal control systems and the accounting policies and procedures supporting the financial reporting process. PricewaterhouseCoopers LLP (PwC), the company's independent accountants, are responsible for performing an independent audit of Baxter's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report on those statements. The Audit Committee's responsibility is to monitor and oversee these processes.

    In the course of fulfilling its responsibilities, the Audit Committee has:

    . reviewed and discussed the results of the internal audit plan for the year ended December 31, 2002;

    . reviewed and discussed with management Baxter's audited financial statements for the year ended December 31, 2002;

    . discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

    . received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

    . discussed with representatives of PwC the public accounting firm's independence from Baxter and management; and

    . considered whether the provision by PwC of non-audit services is compatible with maintaining PwC's independence.

    Based on the foregoing, the Audit Committee recommended to the Board of Directors that Baxter's audited financial statements referred to above be included in Baxter's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                        Thomas T. Stallkamp (Chairman)
                                 Pei-yuan Chia
                                Gail D. Fosler
                                Fred L. Turner

Compensation Committee Report

    The Compensation Committee of the Board of Directors (the "Committee") makes recommendations to the Board concerning compensation for the Chief Executive Officer and determines compensation for other officers. The Committee also exercises the authority of the Board with respect to Baxter's employee benefit plans. The Committee is comprised of four independent, non-employee directors, as discussed above under "Board of Directors-Corporate Governance" and "Board of Directors-Committees of the Board."


Compensation Philosophy for Executive Officers

    The Committee's compensation philosophy provides a framework for aligning compensation with business objectives. The Committee's philosophy is to provide compensation opportunities that are structured to: (i) recognize performance by basing compensation on the achievement of pre-established performance goals for the company as well as individual performance and (ii) be competitive when compared to health care and non-health care companies of similar size and scope. Consistent with Baxter's goal of building the best team in health care, this philosophy is intended to assist Baxter in attracting, retaining and motivating executives with superior leadership and management abilities.

    Relationship of Executive Compensation to Performance

    To promote a pay-for-performance philosophy, employee compensation is based on company as well as individual performance. The Committee believes that management should be motivated and compensated based on both financial and non-financial measures. For this reason, the Committee emphasizes the financial measures of sales growth, earnings per share, operational cash flow, gross profit ratio and total shareholder return when determining compensation for all executive officers. In terms of non-financial measures, the Committee focuses on such areas as quality, leadership, building customer loyalty, product development, innovation, talent management, operational excellence, and adherence to Baxter's shared values of respect, responsiveness and results. The Committee believes that a combination of financial and non-financial measures were the appropriate focus for 2002. These goals are also incorporated in Baxter's 2003 incentive plans for executive officers and other executives.

    In order to reward individual performance in a manner which differentiates between the members of management, a performance differentiation framework is used to determine each officer's compensation, including salary, bonus and stock options. This approach is designed to strengthen the link between an individual's compensation and his or her personal performance as measured by select talent management data points, such as individual performance reviews, future potential performance, achievement of key business strategies, feedback from colleagues, and adherence to Baxter's shared values of respect, responsiveness and results. Using these measurements, adjustments are made to each officer's compensation which differentiate individual compensation based on relative performance.

    The company's philosophy with respect to the $1 million cap on the tax-deductiblity of executive compensation is to maximize the benefit of tax laws for Baxter's stockholders by seeking performance-based exemptions and the related stockholder approval where consistent with Baxter's compensation policies and practices.

    Market Competitive Compensation

    The Committee reviews compensation survey data from selected companies in the pharmaceutical, medical device, and biotech industries included in the Standard & Poor's 500 Health Care Index, as well as other large non-health care companies of similar size and scope ("comparable companies"). Based on the survey data from the comparable companies, the Committee determines the competitiveness of the total compensation structure for each officer, including Mr. Kraemer, who served as Baxter's chairman and chief executive officer in 2002.

Compensation Elements

    The company's compensation structure consists primarily of salaries, cash bonuses, and stock options. The executive officers ordinarily receive the majority of their total compensation through performance-based incentive plans, which place a greater percentage of their compensation at risk while more closely aligning their interests with the interests of Baxter's stockholders.

    Salaries

    The Committee has established salaries each year based on each executive officer's individual performance within a structure intended to be competitive with the 50th percentile of salaries paid to executive officers in the comparable companies. Officer salaries are typically reviewed and adjusted each year at the Committee's February meeting. However, at management's suggestion, the Committee did not approve any salary increases for Baxter's executive officers at its meeting in February 2003. Management's suggestion to not increase officer salaries was based on the company's financial performance in 2002 and the decline in the company's stock price.

    Cash Bonuses

    Cash bonuses are intended to provide executive officers with an opportunity to receive additional cash compensation, but only if it is earned through achievement of specified performance goals. Cash bonuses, when combined with salary, are intended to provide a total cash compensation target of approximately the 60th percentile of total cash compensation paid to executive officers in the comparable companies. The Committee establishes annual and quarterly performance goals for the company under the officer cash bonus plan. The Committee also establishes annual and quarterly bonus targets for each executive officer by utilizing the market data from the comparable companies. After year-end results are reported, the Committee determines each executive officer's bonus based on the achievement of the specified annual and quarterly performance goals and the executive officer's individual performance. Individual performance is assessed using the performance differentiation framework discussed above.

    Baxter did not achieve the target sales, earnings per share, gross profit ratio, and operational cash flow goals established by the Committee as the performance measures under the officer cash bonus plan for 2002. Accordingly, actual bonus amounts for 2002 ranged from 20% to 49% of the individual officers' annual bonus targets, and officers did not receive any bonuses based on the quarterly performance criteria. In addition, at management's suggestion, the Committee did not increase bonus ranges for the executive officers for 2003, given the company's financial performance in 2002 and the decline in the company's stock price.

    Long-Term Incentives

    To further align management and stockholder interests and to continue to promote a pay-for-performance philosophy, Baxter maintains a Long Term Incentive (LTI) Plan. The LTI Plan permits the grant of stock options to senior managers within the company, including Mr. Kraemer and the other executive officers. The LTI Plan is structured so that the value of the stock option targets are competitive with approximately the 75th percentile of the long-term incentive opportunities provided to the LTI Plan participants' counterparts in the comparable companies.

    To motivate participants to achieve superior total shareholder return (TSR) compared to Baxter's competitors, the LTI Plan contains a Stock Performance Multiplier that increases or decreases a participant's stock option target. The Stock Performance Multiplier measures the percentage change in Baxter's TSR compared to the TSR for the Standard & Poor's 500 Health Care Index for the 12-month period from October 1 to September 30, prior to the stock option grant. Based on this comparison, a participant's stock option target could increase up to a maximum of 150% or decrease to a minimum of 75% of target. Actual stock option awards are based on a combination of the participant's stock option target, the Stock Performance Multiplier and the participant's individual performance.

    Since the company's TSR for the period from October 2001 through September 2002 was below the TSR for the Standard & Poor's 500 Health Care Index, participants' stock option targets were adjusted to the minimum of 75% of target. The Committee then assessed individual officer performance based on the performance differentiation framework discussed above. Actual stock option awards for executive officers ranged from 50% to 120% of the adjusted target due to individual performance.

Mr. Kraemer's 2002 Compensation

    In 2002, Mr. Kraemer participated in the same compensation plans provided to the other executive officers as described above. The Committee's general approach to setting Mr. Kraemer's compensation was to be competitive with the comparable companies, while ensuring that his compensation was dependent upon achievement of Baxter's financial performance goals and personal performance objectives, both of which are reviewed and approved by the Board. The Board has established a process through which the Compensation and the Corporate Governance Committees work together to ensure that decisions regarding Mr. Kraemer's compensation are directly based upon the extent to which his performance objectives are met. All compensation actions relating to Mr. Kraemer are subject to the approval of the Board.

    In February 2002, the Committee increased Mr. Kraemer's salary from $880,000 to $925,000, in recognition of Mr. Kraemer's exceptional leadership skills and development as a chief executive officer. This salary increase was also made to bring Mr. Kraemer's salary closer to the 50/th/ percentile of salaries paid to Mr. Kraemer's counterparts at the comparable companies. As stated above, in February 2003, at management's suggestion, the Committee did not approve any salary increases for Baxter's executive officers, including Mr. Kraemer.

    Consistent with its pay-for-performance philosophy, the Committee focused on increasing Mr. Kraemer's long-term incentive compensation for 2002. To bring his long-term incentive compensation closer to the 75/th/ percentile of long-term incentive opportunities provided to Mr. Kraemer's counterparts in the comparable companies, the Committee increased Mr. Kraemer's stock option target under the company's LTI Plan from 400,000 to 500,000 options in February 2002.

    In November 2002, pursuant to the terms of the LTI Plan described above, Mr. Kraemer's 500,000 stock option target was decreased to 375,000 options due to the Stock Performance Multiplier. The Committee granted 375,000 options to Mr. Kraemer at that time with an exercise price equal to the then current fair market value of $30.06 per share, which represented 100% of his adjusted target.

    In February 2002, based on Mr. Kraemer's performance and to ensure competitiveness with approximately the 60/th/ percentile of cash compensation provided to Mr. Kraemer's counterparts in the comparable companies, the Committee approved an increase in Mr. Kraemer's annual target bonus amount from $880,000 to $1,156,250, which was equal to 125% of his salary. In addition, the Committee established an incremental quarterly target bonus amount of $231,250, equal to 20% of Mr. Kraemer's annual target bonus, which could be earned based on achievement of quarterly performance goals for sales, gross profit ratio and operational cash flow.

    Baxter did not achieve the target sales, earnings per share, gross profit ratio and operational cash flow goals established by the Committee under the officer cash bonus plan for 2002. Accordingly, in February 2003, the Committee determined that, for 2002, Mr. Kraemer earned a bonus of $403,000. Mr. Kraemer's bonus represented approximately 35% of his annual target bonus amount. Mr. Kraemer did not receive any bonus based on the quarterly performance criteria.


                           Pei-yuan Chia (Chairman)
                               Walter E. Boomer
                                  Susan Crown
                              Thomas T. Stallkamp

Executive Compensation


Summary

    The following table shows, for the years ended December 31, 2002, 2001 and 2000, the compensation provided by Baxter and its subsidiaries to the chairman of the board and chief executive officer and the four next most highly compensated executive officers in all capacities in which they served. The five individuals identified in the Summary Compensation Table are referred to as the "named executive officers" throughout this proxy statement.

    Share numbers and per share amounts have been adjusted in this proxy statement to reflect the two-for-one split of Baxter's Common Stock in May 2001.

                          Summary Compensation Table

                                                                            Long Term Compensation
                                                               ------------------------------------------------
                                        Annual Compensation             Awards            Payouts
                                     ------------------------- ------------------------- ---------
                                                                 Restricted   Securities   LTIP     All Other
                                     Salary   Bonus    Other   Stock Award(s) Underlying  Payouts  Compensation
Name and Principal Position     Year ($)(1)   ($)(1)   ($)(2)      ($)(3)     Options(4)  ($)(5)      ($)(6)
---------------------------     ---- ------- --------- ------- -------------- ---------- --------- ------------
Harry M. Jansen Kraemer, Jr.    2002 916,346   403,000 177,620         -0-     375,000         -0-    45,361
Chairman of the Board and       2001 880,000   528,000 169,658         -0-     600,000         -0-    66,793
Chief Executive Officer         2000 880,000 1,320,000 146,187   2,150,126     975,000   2,649,375    60,500
---------------------------------------------------------------------------------------------------------------
Alan L. Heller(7)               2002 620,192   164,000   5,048         -0-      84,000         -0-    26,795
Senior Vice President and       2001 600,000   240,000   3,864         -0-     164,700         -0-       990
President-Renal                 2000  92,308    80,000     -0-     248,070     183,000         -0-        83
---------------------------------------------------------------------------------------------------------------
Carlos del Salto                2002 441,154   176,000     -0-         -0-      99,000         -0-    23,239
Senior Vice President and       2001 425,000   224,000   3,612         -0-     108,000         -0-    24,710
President-Intercontinental/Asia 2000 385,192   357,500   1,208     554,392     247,000     772,734    22,665
---------------------------------------------------------------------------------------------------------------
Brian P. Anderson               2002 486,154   128,600   8,911         -0-      66,000         -0-    23,367
Senior Vice President and       2001 470,000   248,500   9,047         -0-     120,000         -0-    22,965
Chief Financial Officer         2000 418,077   275,000   6,043     468,512     246,000     662,344    20,350
---------------------------------------------------------------------------------------------------------------
Thomas H. Glanzmann             2002 450,603   119,400  14,282         -0-      63,000         -0-    21,454
Senior Vice President and       2001 401,539   252,000   2,113         -0-     156,000         -0-    23,318
President-BioScience            2000 350,000   364,000   4,188     780,071     218,500     551,953    15,118
---------------------------------------------------------------------------------------------------------------

(1) Amounts shown in these columns include cash compensation earned by the named executive officers during the year covered, including amounts deferred at the election of those officers. Bonuses are paid in the year following the year during which they are earned.

(2) As permitted by the rules of the Securities and Exchange Commission, this column excludes perquisites and other personal benefits for the named executive officer if the total incremental cost in a given year did not exceed the lesser of $50,000 or 10 percent of the combined salary and bonus for that year. Accordingly, for Messrs. Heller, del Salto, Anderson and Glanzmann, the amounts shown exclude such perquisites and only represent reimbursements for the payment of taxes. Of the amounts shown for Mr. Kraemer, $48,742 in 2002, $42,122 in 2001 and $41,787 in 2000 represent the approximate incremental cost to Baxter for his personal use of company aircraft, which Baxter required for security reasons.

(3) Except for the amount shown for Mr. Heller, the amounts in this column are based on the $27.9375 closing price of Baxter Common Stock on February 21, 2000, the date the restricted stock was awarded. As of December 31, 2000, these shares were no longer held by Messrs. Kraemer, del Salto, Anderson and Glanzmann because they converted their restricted stock to stock options pursuant to the transition to a new Long Term Incentive Plan. The amount for Mr. Heller is based on the $41.345 closing price of Baxter Common Stock on November 13, 2000, the date the 6,000 shares of restricted stock were awarded to

    Mr. Heller. The restricted stock awarded to Mr. Heller vested on December 31, 2001. Mr. Heller still held all of these shares as of December 31, 2002, valued at $168,000 based on the $28.00 closing price of Baxter Common Stock on December 31, 2002.

(4) The numbers shown in this column represent the number of shares of Common Stock for which options were granted to each named executive officer. The 2000 options include, for all of the named executive officers except Mr. Heller, options granted as a result of the transition to a new Long Term Incentive Plan. On November 13, 2000, options to purchase 183,000 shares of Common stock at an exercise price of $41.345 per share were granted to Mr. Heller. These options granted to Mr. Heller become exercisable on November 13, 2003. If Mr. Heller's employment terminates for any reason other than willful misconduct before January 1, 2004, then Baxter will pay Mr. Heller in cash the difference between the fair market value and the exercise price of the shares of Common Stock underlying these options.

(5) Amounts shown in this column represent the market value of earned restricted stock which vested under Baxter's old LTI Plan on December 31, 2000. These vested shares were earned as of December 31, 1999.

(6) Amounts shown in this column represent matching contributions in Baxter's Incentive Investment Plan, a qualified section 401(k) profit sharing plan, additional matching contributions in Baxter's deferred compensation plan and the dollar value of split-dollar life insurance benefits in 2000 and 2001 and the dollar value of term life insurance benefits in 2001 and 2002. Baxter terminated the split-dollar life insurance program in October 2001. In 2002, matching contributions in Baxter's Incentive Investment Plan, additional matching contributions in Baxter's deferred compensation plan, and the dollar value of term life insurance benefits for each of the named executive officers were as follows: Mr. Kraemer--$6,000, $37,330 and $2,031; Mr. Heller--$6,000, $19,805 and $990; Mr. del Salto--$6,000,
    $13,955 and $3,284; Mr. Anderson--$6,000, $16,039 and $1,328; and Mr.
    Glanzmann--$ 6,000, $15,008 and $446.

(7) Mr. Heller joined Baxter in October 2000.

Stock Option Grants

    The following table contains information relating to the stock option grants made in 2002 to the named executive officers.

                              Option Grants Table
                       Option Grants in Last Fiscal Year

                                        Individual Grants
                        --------------------------------------------------
                                                                                  Potential Realizable Value at
                         Number of    Percent of                                     Assumed Annual Rates of
                        Securities   Total Options                                  Stock Price Appreciation
                        Underlying    Granted to    Exercise or                          for Option Term
                          Options    Employees in   Base Price  Expiration ----------------------------------------
Name                    Granted (#) Fiscal Year (%) ($/Sh) (1)     Date     0%           5% (2)             10% (2)
----------------------- ----------- --------------- ----------- ---------- ----- ---------------    ---------------
Mr. Kraemer                375,000        3.21          30.06   11/16/2012 $0.00 $     7,089,215    $    17,965,462
----------------------------------------------------------------------------------------------------------------------
Mr. Heller                  84,000         .72          30.06   11/16/2012 $0.00 $     1,587,984    $     4,024,263
----------------------------------------------------------------------------------------------------------------------
Mr. del Salto               99,000         .85          30.06   11/16/2012 $0.00 $     1,871,553    $     4,742,882
----------------------------------------------------------------------------------------------------------------------
Mr. Anderson                66,000         .56          30.06   11/16/2012 $0.00 $     1,247,702    $     3,161,921
----------------------------------------------------------------------------------------------------------------------
Mr. Glanzmann               63,000         .54          30.06   11/16/2012 $0.00 $     1,190,988    $     3,018,198
----------------------------------------------------------------------------------------------------------------------
All Stockholders               N/A         N/A            N/A          N/A $0.00 $11,333,372,530(3) $28,720,991,161(3)
----------------------------------------------------------------------------------------------------------------------
All Optionees           11,832,472      100.00        various      various $0.00 $   223,687,825(4) $   566,868,866(4)
----------------------------------------------------------------------------------------------------------------------
Optionee Gain as % of
 All Stockholders' Gain        N/A         N/A            N/A          N/A   N/A             2.0%               2.0%
----------------------------------------------------------------------------------------------------------------------

(1) The exercise price shown for the named executive officers is the closing price of Baxter Common Stock on November 15, 2002, which was the trading day immediately preceding the date of the grant which was a Sunday. The options become exercisable three years from the date of grant. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock. If specified corporate control changes occur, all outstanding options will become exercisable immediately.

(2) Potential realizable values are calculated net of the option exercise price but before taxes associated with exercise. The assumed rates of stock price appreciation are set by rules of the Securities and Exchange Commission governing proxy statement disclosure and are not intended to forecast the future appreciation of Baxter Common Stock.

(3) The potential realizable values for all stockholders were calculated on the 599,504,302 shares of Baxter Common Stock outstanding on December 31, 2002. The potential realizable values were calculated assuming the stockholders purchased Baxter Common Stock at $30.06, the closing price on November 15, 2002.

(4) The potential realizable values for all optionees were calculated based on the approximately 11.7 million shares subject to options that were granted to approximately 6,865 employees of Baxter at various exercise prices at different times during the year. The potential realizable values were calculated assuming that all of the options were granted at the $30.06 exercise price.

Stock Option Exercises

    The following table contains information relating to the exercise of stock options by the named executive officers in 2002, as well as the number and value of their unexercised options as of December 31, 2002.

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                             Number of Securities      Value of Unexercised
                                            Underlying Unexercised         In-the-Money
                                                  Options at                Options at
                                            Fiscal Year End (#)(1)    Fiscal Year End ($)(2)
                                           ------------------------- -------------------------
              Shares Acquired    Value
Name          on Exercise (#) Realized ($) Exercisable Unexercisable Exercisable Unexercisable
------------- --------------- ------------ ----------- ------------- ----------- -------------
Mr. Kraemer        2,112         33,102     1,186,034    1,650,000    3,214,436       -0-
Mr. Heller           -0-             --           -0-      431,700          -0-       -0-
Mr. del Salto        -0-             --       426,566      366,500    1,155,432       -0-
Mr. Anderson         -0-             --       412,398      357,000    1,771,493       -0-
Mr. Glanzmann        -0-             --       313,666      362,500      937,650       -0-
------------- --------------- ------------ ----------- ------------- ----------- -------------

(1) The sum of the numbers under the Exercisable and Unexercisable columns of this table represents each named executive officer's total number of outstanding options.

(2) The dollar amounts shown under the Exercisable and Unexercisable columns of this table represent the number of shares subject to exercisable and unexercisable options, respectively, which had an exercise price below the closing price of Baxter Common Stock on December 31, 2002, which was $28.00, multiplied by the difference between that price and the exercise price of the options.

Pension Plan, Excess Plans and Supplemental Plans

    The table on the following page shows estimated annual retirement benefits payable to participants in Baxter's United States pension plan ("Pension Plan") whose employment terminates at normal retirement (age 65). The normal retirement benefit equals (i) 1.75 percent of a participant's Final Average Pay multiplied by the employee's number of years of Pension Plan participation, minus (ii) 1.75 percent of a participant's estimated primary social security benefit, multiplied by the employee's years of Pension Plan participation. The Final Average Pay is equal to the average of a participant's five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the earnings covered by the Pension Plan include salary, annual cash bonuses and other regular pay. The figures shown include benefits payable under the Pension Plan, Baxter's related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan's benefit formula and therefore do not include Social Security benefits payable from the federal government. The estimated primary Social Security benefit used in the calculations is that payable for an individual attaining age 65 in 2002.

    Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.

                              Pension Plan Table

                                             Estimated Annual Retirement Benefits
                                          Years of Pension Plan Participation(1)($)
                -----------------------------------------------------------------------------------------------
Final Average
 Pay(1)(2)($)         10               15               20               25               30               35
--------------  ---------------  ---------------  ---------------  ---------------  ---------------  ---------------
       300,000          49,000           73,500           98,000          122,500          147,000          171,800
       400,000          66,500           99,800          133,000          166,300          199,500          233,000
       500,000          84,000          126,000          168,000          210,000          252,000          294,300
       600,000         101,500          152,300          203,000          253,800          304,500          355,500
       700,000         119,000          178,500          238,000          297,500          357,000          416,800
       800,000         136,500          204,800          273,000          341,300          409,500          478,000
       900,000         154,000          231,000          308,000          385,000          462,000          539,300
     1,000,000         171,500          257,300          343,000          428,800          514,500          600,500
     1,100,000         189,000          283,500          378,000          472,500          567,000          661,800
     1,200,000         206,500          309,800          413,000          516,300          619,500          723,000
     1,300,000         224,000          336,000          448,000          560,000          672,000          784,300
     1,400,000         241,500          362,300          483,000          603,800          724,500          845,500
     1,500,000         259,000          388,500          518,000          647,500          777,000          906,800
     1,600,000         276,500          414,800          553,000          691,300          829,500          968,000
     1,700,000         294,000          441,000          588,000          735,000          882,000        1,029,300
     1,800,000         311,500          467,300          623,000          778,800          934,500        1,090,500
     1,900,000         329,000          493,500          658,000          822,500          987,000        1,151,800
     2,000,000         346,500          519,800          693,000          866,300        1,039,500        1,213,000
     2,100,000         364,000          546,000          728,000          910,000        1,092,000        1,274,300
     2,200,000         381,500          572,300          763,000          953,800        1,144,500        1,335,500
     2,300,000         399,000          598,500          798,000          997,500        1,197,000        1,396,800
     2,400,000         416,500          624,800          833,000        1,041,300        1,249,500        1,458,000
     2,500,000         434,000          651,000          868,000        1,085,000        1,302,000        1,519,300
--------------------------------------------------------------------------------------------------------------

(1) As of December 31, 2002, the named executive officers' years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Kraemer--19 years and $1,621,023; Mr. Heller--1 year and $753,462; Mr. del Salto--28 years and $643,469; Mr. Anderson--10 years and $651,950; and Mr. Glanzmann--1 year and $702,603. Mr. Glanzmann began participating in the Pension Plan in July 2002. Mr. Glanzmann also participates in Baxter's International Retirement Plan. In connection with his transition to the Pension Plan, Mr. Glanzmann's years of credited service under the International Retirement Plan will be capped at 14 years as of December 31, 2003. In addition, the retirement benefit payable to Mr. Glanzmann under the International Retirement Plan will be based on his average compensation during 2000, 2001 and 2002. Mr. Glanzmann earned his first year of service under the International Retirement Plan in 1999. For each of the five years Mr. Glanzmann participates in the International Retirement Plan through December 31, 2003, he is credited with 20 percent of his 11 years of pre-participation Baxter service. As of

    December 31, 2002, the annual retirement benefit payable to Mr. Glanzmann after retirement under the International Retirement Plan is approximately $368,000, based on Mr. Glanzmann's 12 years of credited service under the plan and his average compensation, excluding deferred and certain other types of compensation specified in the plan, during the last three years.

(2) In the event Mr. Heller's employment terminates for any reason other than willful misconduct before December 31, 2003, the company has committed to provide Mr. Heller with a special supplemental pension benefit under Baxter's Supplemental Pension Plan (the "Supplemental Plan") equal to the sum of (i) his accrued benefit under the Pension Plan and (ii) the excess benefit and pension make-whole benefit he would have been entitled to under the Supplemental Plan upon termination of employment had Mr. Heller's Pension Plan benefit been vested. Under this arrangement, if Mr. Heller's employment had terminated as of December 31, 2002 for any reason other than willful misconduct, he would have been entitled to an annual retirement benefit after reaching age 64 of approximately $11,000.

Ownership of Baxter Stock


Stock Ownership of Directors and Officers

    On February 28, 2003, there were approximately 596,996,864 shares of Baxter Common Stock outstanding. The following table sets forth information as of that date, unless otherwise specified, regarding beneficial ownership of Baxter's Common Stock by the named executive officers and all directors and nominees, each of whom owned less than one percent of the outstanding Common Stock. The table also sets forth the total number of shares of Baxter Common Stock beneficially owned by all executive officers and directors and nominees, as a group, which amounted to 1.39 percent of the outstanding Common Stock. Except as otherwise noted, each individual has sole investment and voting power with respect to the shares listed.

                                                                    Options
                                                  Shares          Exercisable
                                                  Beneficially     Within 60
                 Name                             Owned              Days                   Total
-------------------------------------------------------------------------------------------------------
Non-employee Directors and Director
  Nominees:
   Walter E. Boomer                              11,192               60,328(9)     71,520
   Pei-yuan Chia                                 13,640(1)            65,000(9)     78,640(1)
   John W. Colloton                              11,802              140,328(9)    152,130
   Susan Crown                                   40,672(2)(3)        100,328(9)    141,000(2)(3)
   Gail D. Fosler                                 1,000(4)            11,250(9)     12,250(4)
   James R. Gavin III, M.D., Ph.D.                   --                  -- (9)         --
   Joseph B. Martin, M.D., Ph.D.                    100(5)             2,500(9)      2,600(5)
   Thomas T. Stallkamp                            7,160(4)            27,600(9)     34,760(4)
   Kees J. Storm                                     --                   --            --
   Monroe E. Trout, M.D.                         26,770(5)            15,000(9)     41,770(5)
   Fred L. Turner                                35,466               17,656(9)     53,122
Named Executive Officers:
   Harry M. Jansen Kraemer, Jr.                 618,732(3)(4)(8)   1,186,034     1,804,766(3)(4)(8)
   Alan L. Heller                                11,431(4)(5)(6)          --        11,431(4)(5)(6)
   Carlos del Salto                             167,240(6)(8)        426,566       593,806(6)(8)
   Brian P. Anderson                            154,595(4)(6)(8)     412,398       566,993(4)(6)(8)
   Thomas H. Glanzmann                          103,833(6)(8)        313,666       417,499(6)(8)
   All directors, director nominees and
     executive officers as a group (31
     persons)                                2,505,359 (1)-(7)(8)  5,766,360(9) 8,271,719 (1)-(7)(8)(9)
-------------------------------------------------------------------------------------------------------

(1) Excludes 3,120 shares held for the benefit of Mr. Chia's adult children in various trusts, for which Mr. Chia's adult children act as trustees. Mr. Chia does not have or share voting or investment power over these shares and disclaims beneficial ownership.

(2) Includes 2,000 shares held by a partnership of which Ms. Crown is a partner and 4,000 shares held by various trusts of which her minor children are beneficiaries. Ms. Crown disclaims beneficial ownership of these shares, except to the extent of her interest in such entities.

(3) Includes shares not held directly by the named individual but held by or for the benefit of their spouses or minor children as follows: Ms. Crown--8,000 shares; Mr. Kraemer--340 shares; and all directors, director nominees and executive officers as a group--13,382 shares.

(4) Includes shares held in joint tenancy with spouse over which the named individual shares voting or investment power as follows: Ms. Fosler--1,000 shares; Mr. Stallkamp--7,160 shares; Mr. Kraemer--138,052 shares; Mr. Heller--3,000 shares; Mr. Anderson--34,137 shares; and all directors, director nominees and executive officers as a group--314,452 shares.


(5) Includes shares not held directly by the named individual but in a family trust of which the named individual is a co-trustee or trustee as follows:
    Dr. Martin--100 shares; Dr. Trout--26,770 shares and Mr. Heller--380 shares.

(6) Includes shares which the individual has a right to acquire within 60 days of February 28, 2003 pursuant to his or her participation in Baxter's Employee Stock Purchase Plan as follows: Mr. Heller--188 shares; Mr. del Salto--174 shares; Mr. Anderson--192 shares; Mr. Glanzmann--142 shares; and all executive officers as a group--2,570 shares.

(7) Includes shares beneficially owned as of February 28, 2003 by executive officers in Baxter's Incentive Investment Plan, a qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power; all executive officers as a group--28,893.

(8) Includes shares held by individuals pursuant to the terms of the Shared Investment Plan, as follows: Mr. Kraemer--480,000 shares; Mr. del Salto--140,000 shares; Mr. Anderson--120,000 shares; and Mr. Glanzmann--100,000 shares; and all executive officers as a group--1,775,000 shares.

(9) Does not include options to purchase 15,000 shares vesting on May 7, 2003 which were granted on May 7, 2002 under the Non-Employee Director Stock Option Plan for Annual Grant to each of the current non-employee directors except Dr. Gavin. Also excludes options to purchase 2,500 shares vesting on February 25, 2004 which were granted to Dr. Gavin upon his election to the Board.

Stock Ownership of Largest Stockholder

    As of December 31, 2002, the following entity was the beneficial owner of more than five percent of Baxter's Common Stock:

                                                                Percent
                                                   Shares         of
        Name and Address of Beneficial Owner Beneficially Owned  Class
        ------------------------------------ ------------------ -------
            FMR Corp.(1)
            82 Devonshire Street
            Boston, Massachusetts 02109      44,884,574 shares    7.4%
        ------------------------------------ ------------------ -------

(1) Based solely on a Schedule 13G dated February 14, 2003, which indicates that these shares are beneficially owned by FMR Corp. ("FMR") and various FMR subsidiaries and related persons and entities, including Fidelity Management and Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser ("Fidelity"), Edward C. Johnson, Chairman of FMR, Abigail Johnson, a director of FMR, Fidelity Management Trust Company, which is a wholly-owned subsidiary of FMR and an investment manager of institutional accounts, and other entities. The Schedule 13G reports sole power to vote or direct the voting of 1,680,906 shares and sole power to dispose or direct the disposition of 44,884,574 shares. The Schedule 13G reports that voting power for 42,939,058 of these shares resides with the Boards of Trustees of various funds and is carried out by Fidelity under written guidelines established by the Boards of Trustees. The Schedule 13G also indicates that a total of 3,950,720 shares in the table above are included based on the assumed conversion of other securities.

Baxter is not aware of any other stockholder owning in excess of 5 percent of the outstanding Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

    John Colloton, a director, inadvertently failed to timely file a Form 4 to report a purchase of 366 shares of Baxter Common Stock made in March 2000. Mr. Colloton subsequently filed a Form 5 reporting this transaction.

Equity Compensation Plan Information


    The following table provides information relating to shares of Common Stock that may be issued under Baxter's existing equity compensation plans as of December 31, 2002. The table does not include shares that may be issued under the 2003 Incentive Compensation Program, if that program is approved by Baxter's stockholders at the 2003 Annual Meeting.

    Share numbers and per share amounts have been adjusted in this proxy statement to reflect the stock dividend paid pursuant to the spin-off of Edwards Lifesciences Corporation in March 2000 and the two-for-one split of Baxter's Common Stock in May 2001.

                                         A                     B                        C
                              -------------------------------------------------------------------------
                                                                           Number of Shares Remaining
                                                                          Available for Future Issuance
                              Number of Shares to be   Weighted Average     Under Equity Compensation
                              Issued upon Exercise of  Exercise Price of     Plans (Excluding Shares
Plan Category                   Outstanding Options   Outstanding Options    Reflected in Column A)
-------------------------------------------------------------------------------------------------------
Equity Compensation Plans
  Approved by Stockholders(1)       53,964,582(2)           $39.228                15,888,435(3)
Equity Compensation Plans Not
  Approved by Stockholders(4)       15,865,674(2)(5)        $35.748                 7,134,326(6)
                                    ----------              -------                ----------
Total........................       69,830,256              $38.437                23,022,761
                                    ----------              -------                ----------

--------------------------------------------------------------------------------

(1) Consists of the 1987, 1994, 1998, 2000 and 2001 Incentive Compensation Programs (collectively, the "Programs") and the Employee Stock Purchase Plan for United States Employees and the Employee Stock Purchase Plan for International Employees (collectively, the "Employee Stock Purchase Plans"). No additional awards may be granted under the 1987 Incentive Compensation Program.

(2) Excludes purchase rights under the Employee Stock Purchase Plans. Under the Employee Stock Purchase Plans, eligible employees may purchase shares of Common Stock through payroll deductions of up to 12 percent of base pay. On the last trading day of each month, participating employees purchase shares at a per share price equal to the lower of (i) 85 percent of the closing price on the first day of the employee's 24-month subscription period or
    (ii) 85 percent of the closing price on the monthly purchase date. A participating employee may not purchase more than $25,000 in fair market value of Common Stock under the Employee Stock Purchase Plans in any calendar year and may withdraw from the Employee Stock Purchase Plans at any time.

(3) Includes 10,097,212 shares of Common Stock available for purchase under the Employee Stock Purchase Plan for United States Employees as of December 31, 2002.

(4) Consists of the 2001 Global Stock Option Plan and various other plans, which are described below.

(5) Of the 15,865,674 shares issuable upon exercise of outstanding options granted under equity compensation plans not approved by stockholders, 7,382,400 are issuable upon exercise of options granted in February 2001 under the 2001 Global Stock Option Plan described below. No options were granted under the 2001 Global Stock Option Plan to any directors or executive officers.

(6) Consists of (i) 3,634,326 shares of Common Stock available for purchase under the Employee Stock Purchase Plan for International Employees and (ii) 3,500,000 additional shares of Common Stock available under the 2001 Incentive Compensation Program. Although the Employee Stock Purchase Plan for International Employees and the 2001 Incentive Compensation Program have been approved by the company's stockholders, these additional shares have been approved by the company's Board of Directors but not by the company's stockholders.

2001 Global Stock Option Plan

    The 2001 Global Stock Option Plan is a broad-based plan that was adopted by Baxter's Board of Directors in February 2001 to enable Baxter to make a special one-time stock option grant to eligible non-officer employees worldwide. On February 27, 2001, Baxter granted a non-qualified option to purchase 200 shares of Common Stock at an exercise price of $45.515 per share to approximately 44,000 eligible employees under the 2001 Global Stock Option Plan. The exercise price of these options equals the closing price for Baxter Common Stock on the New York Stock Exchange on the grant date. The options become exercisable on February 27, 2004, which is the third anniversary of the grant date, and expire on February 25, 2011.

    Active employees on the February 27, 2001 grant date were eligible to participate in the 2001 Global Stock Option Plan, except that the following persons were excluded: Baxter's executive officers and all other participants in the company's Long Term Incentive Plan, temporary employees, people receiving severance pay, independent contractors, leased employees, employees of therapy centers of the Renal Therapy Services business, and employees of the company's contractual joint venture with Edwards Lifesciences in Japan.

    If an option holder over the age of 55 leaves the company before the option becomes exercisable on the February 27, 2004 vesting date, the holder will have the right to exercise the options during the three month period following the vesting date. If the option holder dies, the option will be immediately exercisable and will expire on the first anniversary of the holder's death. Otherwise, the option terminates if the holder leaves Baxter prior to the vesting date. If an option holder leaves Baxter after the vesting date, then the option will expire three months after the holder leaves the company. In the event of a change in control of Baxter (as specified in the 2000 Incentive Compensation Program), all outstanding options will become exercisable immediately. The options are not transferable during the holder's lifetime.

Other Stock Option Plans Not Approved by Stockholders

    The company has made several stock option grants outside of the Programs approved by stockholders. Although these grants were not made under the Programs, the terms and conditions of each of these grants provide that the provisions of either the 1994 Incentive Compensation Program or the 1998 Incentive Compensation Program, as the case may be, govern these stock option grants (except for the limit on shares available under these Programs). Accordingly, the terms and conditions of these grants are consistent with the terms of the Programs previously approved by stockholders. Specifically, the Compensation Committee has approved the following grants of non-qualified stock options:

    . Options to purchase a total of 1,685,538 shares granted in February 1997 to Baxter employees (the "February 1997 Grant");

    . Options to purchase a total of 83,518 shares granted in March 1997 to Baxter employees who joined the Company as a result of its acquisition of Research Medical Inc. (the "March 1997 Grant");

    . Options to purchase a total of 13,588 shares granted in November 1997 to members of Baxter's scientific advisory board (the "Scientific Advisory Board Grant");

    . Options to purchase a total of 2,621,855 shares granted in November 1997 to Baxter employees (the "November 1997 Grant");

    . Options to purchase a total of 4,305,501 shares granted in February 1998 to Baxter employees (the "February 1998 Grant"); and

    . Options to purchase a total of 5,625,114 shares granted in February 2000 to Baxter employees (the "February 2000 Grant").

    In addition, in February 1998, the company granted non-qualified options to purchase a total of 1,985,934 shares to Vern Loucks, who served as Baxter's CEO from 1980 through 1998, as further described under "1998 Stock Option Grant to Former CEO" below.

Exercise Price

    The exercise price of these stock options is equal to the fair market value of Baxter Common Stock on the date of grant, which is the closing sale price of the Common Stock as reported on the New York Stock Exchange on the grant date. The exercise price of the options may be paid in cash or in shares of Baxter Common Stock.

Vesting

    The options vest as follows:

    . The February 1997 Grant and the March 1997 Grant options are exercisable five years after the grant date, subject to accelerated vesting as follows: One hundred percent of the options become exercisable on the first business day after the ninetieth consecutive calendar day during which the average fair market value of the Common Stock equals or exceeds $32.50 per share. Accordingly, these options became exercisable in February 1999.

    . The November 1997 Grant, February 1998 Grant and February 2000 Grant options are exercisable three years after the grant date. These options continue to vest for one year after termination of employment if, on the employment termination date, the holder is age 50 or older and has completed 15 or more years of employment.

    . The Scientific Advisory Board Grant options are exercisable three years after the grant date.

Change in Control

    Pursuant to the terms of the 1994 and 1998 Incentive Compensation Programs which govern these option grants, in the event of a change in control of Baxter (as specified in the program), all outstanding options will become exercisable immediately.

Expiration

    . The February 1997 Grant and March 1997 Grant options expire on the earlier of (1) one year after death or disability; (2) five years after termination of employment by retirement at or after age 55; (3) three months after termination of employment (except as provided in (1) and (2) above), unless the holder dies or becomes disabled during the three-month period in which case the option shall expire one year after termination of employment; or (4) ten years after the grant date.

    . The November 1997 Grant, February 1998 Grant and February 2000 Grant options expire on the earlier of (1) one year after death or disability; (2) five years after termination of employment if, on the employment termination date, the holder is age 50 or older and has completed 15 or more years of employment with the company; (3) three months after termination of employment (except as provided in (1) and (2) above), unless the holder dies or becomes disabled during the three-month period in which case the option shall expire one year after termination of employment; or (4) ten years after the grant date.

    .   The Scientific Advisory Board Grant options expire on the earlier of
        (1) one year after death or disability; (2) three months after termination of service for a reason other than death or disability, unless the holder dies or becomes disabled during the three-month period in which case the option shall expire one year after termination of employment; or (3) ten years after the grant date.

1998 Stock Option Grant to Former CEO

    As described in Baxter's Proxy Statement for its 1999 Annual Meeting of Stockholders, on February 17, 1998, the company granted stock options to purchase a total of 1,985,934 shares of Baxter Common Stock to Vern Loucks, who served as Baxter's Chief Executive Officer from 1980 through 1998. These options were granted for the specific purposes of motivating Mr. Loucks to implement a smooth transition of his responsibilities as Baxter's CEO to Mr. Kraemer, who assumed the position of CEO as of January 1, 1999, and to recognize Mr. Loucks' past, current and future contributions to Baxter. Although this grant to Mr. Loucks was not made under the 1994 Incentive Compensation Program, the terms of the grant provide that the provisions of the 1994 Incentive Compensation Program which apply to stock options granted under that program apply to these stock options granted to Mr. Loucks (other than the limitations on the number shares available under the program and the number of options which may be granted to any person within any calendar year).

    Under the terms of the grant, the exercise price for 1,045,230 shares is $26.8782, which was the closing price of Baxter Common Stock on February 17, 1998, the date of grant. The exercise price for 522,614 shares is $34.94, which was the closing price on the date of grant plus 30 percent. The exercise price for 209,044 shares is $37.63, which was the closing price on the date of grant plus 40 percent. The exercise price for the remaining 209,046 shares is $40.32, which was the closing price on the date of grant plus 50 percent. The stock options vested in four installments as follows: 836,183 options vested on December 31, 1999, 418,091 options vested on December 29, 2000, 365,830 options vested on December 28, 2001, and the remaining 365,830 options vested on December 27, 2002. The options vested in order of their exercise price, from lowest to highest. All of these stock options granted to Mr. Loucks expire on the seventh anniversary of the grant date. Of the 1,985,934 stock options originally granted to Mr. Loucks, 940,704 were outstanding as of December 31, 2002. Under the terms of the grant, the stock options will be forfeited by Mr. Loucks to the extent not previously exercised if Mr. Loucks fails to comply with non-competition and other obligations to Baxter.

Baxter's Financial Performance


    The following graph compares the performance of Baxter's Common Stock with the Standard & Poor's 500 Composite Index and the Standard & Poor's 500 Health Care Index. The comparison of total return for each of the years shown in the table below assumes that $100 was invested on December 31, 1997 in each of Baxter, the Standard & Poor's 500 Composite Index and the Standard & Poor's 500 Health Care Index, with investment weighted on the basis of market capitalization. Total return is based on the change in year end stock price plus reinvested dividends. The 2000 Baxter dividend includes the Edwards Lifesciences Corporation stock dividend distributed in connection with the spin-off of Edwards Lifesciences Corporation by Baxter on March 31, 2000. Historical results are not necessarily indicative of future performance.

                                    [CHART]

                        Baxter                                   S&P 500
                        International           S&P 500          Health Care
                        Inc.                    Index            Index
12/97                   $100                    $100             $100
12/98                   $130                    $129             $144
12/99                   $129                    $156             $129
12/00                   $193                    $142             $176
12/01                   $237                    $125             $155
12/02                   $126                    $ 97             $126


                                   12/97 12/98 12/99 12/00 12/01 12/02
         -------------------------------------------------------------
         Baxter International Inc. $100  $130  $129  $193  $237  $126
         -------------------------------------------------------------
         S&P 500 Index             $100  $129  $156  $142  $125  $ 97
         -------------------------------------------------------------
         S&P 500 Health Care Index $100  $144  $129  $176  $155  $126

Minority Stockholder Proposal


Stockholder Proposal Relating to Cumulative Voting in the Election of Directors
- Proposal 4 on the Proxy Card

    Baxter has been informed that the following stockholder proposal will be presented for a vote at the 2003 Annual Meeting. The Board of Directors recommends a vote AGAINST this proposal; its reasons follow the stockholder's proposal and supporting statement.

Stockholder Proposal

    Baxter has been advised that Martin Glotzer, Suite 301, 7061 N. Kedzie, Chicago, Illinois 60645, owner of 100 shares of Baxter common stock, will have the following resolution presented at the annual meeting:

    RESOLVED: That the stockholders of Baxter International, Inc., assembled in annual meeting in person and by proxy, hereby request the Board of Directors to take the steps necessary to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit.

Stockholder's Statement Supporting the Proposed Resolution

    The late Mr. Joseph Medill, Publisher of the Chicago Tribune was in favor of cumulative voting. Strong support along the lines we suggest were shown at the 2002 annual meeting when 38.5%, owners of 165,777,930 shares, were cast in favor of this proposal.

    We believe the Board of Directors should adopt cumulative voting in the election of Directors as part of its program of corporate governance.

    If you agree . . . please "Vote For."

Board of Directors' Statement Opposing Stockholder Resolution

    The Board believes that cumulative voting for the election of directors would not serve the best interests of Baxter and its stockholders. Accordingly, the Board recommends a vote AGAINST the proposed resolution for the reasons explained below.

    The Board firmly believes that cumulative voting would threaten to undermine effective Board functioning in at least two important respects. First, it is the Board's duty to represent the interests of all of the stockholders. To do so, each director must feel a responsibility toward all stockholders, without any special loyalty to any one group. From this perspective, cumulative voting is undesirable since directors elected by a particular group of stockholders may be primarily concerned with representing the interests of the narrow constituency that elected them rather than representing the interests of all stockholders. Directors should be elected based on their ability and commitment to represent the best interests of Baxter and its stockholders as a whole. This tenet is best served when each director is elected by a plurality of the stockholders.

    Second, cumulative voting introduces the possibility of partisanship among Board members, which could undermine the ability of the Board members to work together effectively. If narrow constituencies of stockholders were to elect "special interest" directors through cumulative voting, the resulting inability of those directors to exercise independent judgment could impair the Board's sound analysis and timely conduct of Baxter's business, to the detriment of Baxter and all of its stockholders. The variety and complexity of issues facing Baxter require that no actual or apparent "special influence" bring into question the objectivity of the Board's insight, perspective or counsel.

    The possibility of factionalism that cumulative voting presents has led to a trend against its adoption. Many companies have eliminated cumulative voting over the years and, overall, its presence has declined. The State of California, considered among the most protective of stockholder interests, amended its state laws in 1989 to permit the repeal of cumulative voting. In supporting the change, the Committee on Corporations of the Business Law Section of the State Bar of California argued:

    "While a healthy diversity of opinion and experience, as represented by independent directors, is desirable, factionalism is not appropriate in the board's essential executive function. The principal objective of a business enterprise should be profit and gain for its shareholders, not political accommodation of competing interests . . . Practical experience has shown that effective management of a corporation requires candor and consensus in the Boardroom, [not] rancor and contention."

    The Board believes that the present method of voting will continue to work as successfully in the future as it has in the past. Ten of Baxter's eleven current Board members are independent non-employee directors, and the Board's Corporate Governance Committee, which assists and advises the Board in connection with Board membership, consists solely of non-employee directors. This ensures that the Board will continue to act independently and in the best interests of all of Baxter's stockholders. A summary of the process by which stockholders may present director candidates is included on page 44 of this proxy statement.

    Baxter's stockholders rejected this proposal at seven consecutive annual meetings from 1994 to 2000 and for an eighth time in 2002. This proposal was not submitted at the 2001 Annual Meeting.

    The Board recommends a vote AGAINST cumulative voting in the election of directors.


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Other Information


Attending the Annual Meeting

    The Annual Meeting will take place at the Drury Lane Theatre in Oakbrook Terrace, Illinois. A map showing the meeting location appears at the end of this proxy statement.

    Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card, or by following the instructions provided when you vote through the Internet or by telephone. Stockholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered stockholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Reducing Mailing Expenses

    Duplicates: If you received more than one copy of the 2002 Annual Report to Stockholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on accounts you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided when you vote through the Internet or by telephone. At least one account at your address must continue to receive the annual report, unless you elect to view future documents through the Internet.

    Electronic Delivery: If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. A registered stockholder may contact us at http://www.eproxyvote.com/bax to vote during the proxy voting period. If you vote by telephone, you will not have the option to elect electronic delivery while voting. A registered stockholder may choose electronic delivery at any time during the year by accessing the site directly at http://www.econsent.com/bax and enrolling. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and send you an e-mail message notifying you of the Internet address or addresses where you may access the proxy materials and annual report.

Cost of Proxy Solicitation

    Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.

    In addition, Baxter has retained Georgeson Shareholder, 17 State Street, New York, New York 10004 to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Georgeson Shareholder a fee of $10,000 plus expenses for these services.

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Other Information (continued)


Future Stockholder Proposals and Nominations

    Any stockholder who intends to present a proposal at Baxter's annual meeting to be held in 2004, and who wishes to have a proposal included in Baxter's proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 22, 2003 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.

    Stockholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures specified by Baxter's bylaws. The bylaws, which are available upon request from the Corporate Secretary, require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year's annual meeting.

    The bylaws also provide that nominations for director may only be made by the Board of Directors (or an authorized board committee) or by a stockholder entitled to vote who sends notice to the Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year's annual meeting.

    To be eligible for consideration at the 2004 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 6 and March 7, 2004. This advance notice period is intended to allow all stockholders to have an opportunity to consider all business and nominees expected to be considered at the meeting.

    All submissions to, or requests from, the Corporate Secretary should be made to Baxter's principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

By order of the Board of Directors,

/s/ Jan Stern Reed

JAN STERN REED
Corporate Secretary and Associate General Counsel

Deerfield, Illinois
March 21, 2003


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Other Information (continued)


                                                                      EXHIBIT A

                           BAXTER INTERNATIONAL INC.
                      2003 INCENTIVE COMPENSATION PROGRAM

1. Purpose. The purpose of the Baxter International Inc. 2003 Incentive Compensation Program ("Program") is to increase stockholder value and to advance the interests of Baxter International Inc. ("Baxter") and its subsidiaries (collectively, the "Company") by providing a variety of economic incentives designed to attract, retain and motivate directors, officers, other employees, consultants, independent contractors and agents. As used in this Program, the term "subsidiary" means any entity, whether or not incorporated, in which Baxter has a direct or indirect interest in the equity of the entity.

2.    Administration.

2.1 Administration by Committee. The Program shall be administered by the Compensation Committee of the Baxter Board of Directors ("Committee"), which shall consist of two or more non-employee directors within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act") who also qualify as outside directors within the meaning of Section 162(m) and the related regulations under the Internal Revenue Code of 1986, as amended, except as otherwise determined by the Board of Directors. The Board of Directors may also exercise any or all authority otherwise delegated to the Committee under the terms of the Program with respect to the grant or administration of incentives.

2.2 Authority. Subject to the provisions of the Program, the Committee shall have the authority to (a) interpret the provisions of the Program, and prescribe, amend, and rescind rules and procedures relating to the Program, (b) grant incentives under the Program, in such forms and amounts and subject to such terms and conditions as it deems appropriate, including, without limitation, incentives which are made in combination with or in tandem with other incentives (whether or not contemporaneously granted) or compensation or in lieu of current or deferred compensation,
      (c) modify the terms of, cancel and reissue, or repurchase outstanding incentives, subject to subsection 11.9(b), (d) prescribe the form of agreement, certificate or other instrument evidencing any incentive under the Program, (e) correct any defect or omission and reconcile any inconsistency in the Program or in any incentive hereunder, and (f) make all other determinations and take all other actions as it deems necessary or desirable for the administration of the Program; provided, however, that in no event shall the Committee cancel any outstanding stock option for the purpose of reissuing an option to the option holder at a lower exercise price. The determination of the Committee on matters within its authority shall be conclusive and binding on the Company and all other persons. The Committee shall comply with all applicable law in administering the Plan.

3. Participation. Subject to the terms and conditions of the Program, the Committee shall determine and designate from time to time the directors (including non-employee directors), officers and other employees of the Company, persons expected to become directors, officers and other employees, consultants, independent contractors and agents of the Company who shall receive incentives under the Program ("Participants"). All employees of the Company are eligible to receive incentives under the Program. Participation in the Program, the grant of

                                      A-i

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Other Information (continued)

      incentives, and any related performance goals for persons subject to section 16(a) of the Exchange Act, must be approved by the Committee. The Committee's authority with respect to participation, the grant of incentives and related performance objectives for others (persons not subject to section 16(a)) may be delegated. For purposes of the Program, references to employment shall also mean service as a director of Baxter as well as an agency or independent contractor relationship.

4.    Shares Subject to the Program.

4.1 Number of Shares Reserved. Shares of common stock, $1.00 par value, of Baxter ("Common Stock") shall be available for incentives under the Program. To the extent provided by resolution of the Baxter Board of Directors, such shares may be uncertificated. Subject to adjustment in accordance with subsections 4.3 and 4.4, the aggregate number of shares of Common Stock available for incentives under the Program shall be 25,000,000 shares.

4.2 Type of Common Stock. Common Stock issued under the Program in connection with Stock Options and Performance Shares may be authorized and unissued shares or issued shares held as treasury shares. Common Stock issued under the Program in connection with Restricted Stock or Stock Awards shall be issued shares held as treasury shares; provided, however, that authorized and unissued shares may be issued in connection with Restricted Stock or Stock Awards to the extent that the Committee determines that past services of the Participant constitute adequate consideration for at least the par value thereof.

4.3   Reusage of Shares.

      (a) In the event of the exercise or termination (by reason of forfeiture, expiration, cancellation, surrender or otherwise) of any incentive under the Program, that number of shares of Common Stock that was subject to the incentive but not delivered shall again be available for incentives under the Program.

      (b) In the event that shares of Common Stock are delivered under the Program as Restricted Stock or pursuant to a Stock Award and are thereafter forfeited or reacquired by the Company pursuant to rights reserved upon the award thereof, such forfeited or reacquired shares shall again be available for incentives under the Program.

      (c) Notwithstanding the provisions of paragraphs (a) or (b), the following shares of Common Stock shall not be available for reissuance under the Program: (1) shares which are withheld from any award or payment under the Program to satisfy tax withholding obligations (as described in subsection 11.5(e)); (2) shares which are surrendered to fulfill tax obligations (as described in subsection 11.5(e)); and (3) shares which are surrendered in payment of the Option Price (as defined in subsection 5.1) upon the exercise of a Stock Option.

4.4 Adjustments to Shares Reserved. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange, or other distribution with respect to shares of Common Stock or other change in the corporate structure or capitalization affecting the Common Stock, the type and number of shares of stock which

                                     A-ii

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Other Information (continued)

      are or may be subject to incentives under the Program, the terms of any outstanding incentives (including the price at which shares of stock may be issued pursuant to an outstanding incentive) and the limitations set forth in Sections 5.1, 6, 7.1, 8.1 and 9 shall be equitably adjusted by the Committee, in its sole discretion, to preserve the value of incentives awarded or to be awarded to Participants under the Program.

5.    Stock Options.

5.1 Awards. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom options to purchase shares of Common Stock ("Stock Options") are to be awarded under the Program and shall determine the number, type, and terms of the Stock Options to be awarded to each of them. Stock Option awards are subject to the following specific limitations. Each Stock Option shall expire on (i) the date provided by the option terms, which date shall be no later than 11 years after the date of grant or, (ii) if the option terms do not provide for an expiration date, the date which is 10 years and one day after the date of grant. The option price per share ("Option Price") for any Stock Option awarded shall not be less than the greater of par value or the Fair Market Value of a share of Common Stock on the date the Stock Option is awarded. Each Stock Option awarded under the Program shall be a "nonqualified stock option" for tax purposes unless the Stock Option satisfies all of the requirements of section 422 of the Internal Revenue Code of 1986, as amended, and the Committee designates such Stock Option as an "Incentive Stock Option". No person shall receive, in any calendar year, Stock Options which, in the aggregate, represent more than 1,000,000 shares of Common Stock, subject to adjustment as set forth in
      Section 4.4.

5.2 Manner of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice to Baxter prior to the date on which the Stock Option expires; provided, however, that a Stock Option may only be exercised with respect to whole shares of Common Stock. Such notice shall specify the number of shares of Common Stock to be purchased and shall be accompanied by payment of the Option Price for such shares in such form and manner as the Committee may from time to time approve, provided, however, that shares of Common Stock may not be used to pay any portion of the Option Price unless such shares are shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market. The Committee may establish attestation procedures to be used in lieu of the actual delivery of shares in payment of the Option Price.

5.3 Substitution of Cash. Notwithstanding any provision in this Program to the contrary, or any provision in any agreement evidencing a Stock Option awarded hereunder to the contrary, in the event of a Change in Control pursuant to paragraph (1) or (2) of subsection 11.10, or in the event of a Change in Control pursuant to paragraph (3) or (4) of subsection 11.10 in connection with which the holders of Common Stock receive consideration other than shares of common stock that are registered under
      Section 12 of the Exchange Act, the Committee shall have the authority to require that any outstanding Stock Option be surrendered to the Company by the holder thereof for cancellation by the Company, and the holder thereof shall receive, within ten days of the occurrence of such Change in Control, a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to such

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Other Information (continued)

      Stock Option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of Baxter in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the Stock Option.

6. Stock Awards. Subject to the terms and conditions of the Program, the Committee shall designate the employees who shall be awarded shares of Common Stock without restrictions ("Stock Awards"), under the Program and shall determine the number and terms of the Stock Awards to be awarded to each of them. Stock Awards are subject to the following specific limitations. No person eligible to receive a Stock Award may receive a Stock Award representing more than 50,000 shares of Common Stock in any calendar year, subject to adjustment as set forth in Section 4.4.

7.    Restricted Stock.

7.1 Awards. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom shares of Common Stock, subject to restrictions ("Restricted Stock"), shall be awarded under the Program and determine the number of shares and the terms and conditions of each such award. Each Restricted Stock award shall entitle the Participant to receive shares of Common Stock upon the terms and conditions specified by the Committee and subject to the following provisions of this Section 7 and the provisions of Section 10, and no person eligible to receive Restricted Stock may receive more than 300,000 shares in any calendar year, subject to adjustment as set forth in
      Section 4.4.

7.2 Restrictions. All shares of Restricted Stock transferred or sold hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation, any or all of the following:

      (a) a required period of employment with the Company, as determined by the Committee, prior to the vesting of the shares of Restricted Stock;

      (b) a prohibition against the sale, assignment, transfer, pledge, hypothecation or other encumbrance of the shares of Restricted Stock for a specified period as determined by the Committee;

      (c) a requirement that the holder of shares of Restricted Stock forfeit (or in the case of shares sold to a Participant, resell to the Company at his or her cost) all or a part of such shares in the event of termination of his or her employment during any period in which such shares are subject to restrictions; or

      (d) a prohibition against employment of the holder of such Restricted Stock by any competitor of the Company or against such holder's dissemination of any secret or confidential information belonging to the Company.

      All restrictions on shares of Restricted Stock awarded pursuant to the Program shall expire at such time or times as the Committee shall specify.

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Other Information (continued)


7.3 Registration of Shares. Shares of Restricted Stock awarded pursuant to the Program shall be registered in the name of the Participant and, if such shares are certificated, in the discretion of the Committee, may be deposited in a bank designated by the Committee or with Baxter. The Committee may require a stock power endorsed in blank with respect to shares of Restricted Stock whether or not certificated.

7.4 Stockholder Rights. Subject to the terms and conditions of the Program, during any period in which shares of Restricted Stock are subject to forfeiture or restrictions on transfer, each Participant who has been awarded shares of Restricted Stock shall have such rights of a stockholder with respect to such shares as the Committee may designate at the time of the award, including the right to vote such shares and the right to receive all dividends paid on such shares. Unless otherwise provided by the Committee, stock dividends or non-cash dividends and, except as otherwise provided by subsection 11.10, any other securities distributed with respect to Restricted Stock shall be restricted to the same extent and subject to the same terms and conditions as the Restricted Stock to which they are attributable.

7.5 Lapse of Restrictions. Subject to the terms and conditions of the Program, at the end of any time period during which the shares of Restricted Stock are subject to forfeiture or restrictions on transfer, such shares will be delivered free of all restrictions to the Participant (or to the Participant's legal representative, beneficiary or heir).

7.6 Substitution of Cash. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (determined as of the date of the distribution) of shares of Common Stock otherwise required to be distributed to a Participant in accordance with this Section 7.

8.    Performance Shares.

8.1 Awards. A performance share is an award which shall be paid in shares of Common Stock, as described below. Subject to the terms and conditions of the Program, the Committee shall designate the employees to whom Performance Shares are to be awarded in accordance with this Section 8 and the number of shares subject to the award and the terms and conditions of such awards. No person eligible for a Performance Share Award shall receive more than 300,000 shares in any calendar year, subject to adjustment as set forth in Section 4.4. Each Performance Share awarded pursuant to this Section 8 shall entitle the Participant to a payment in the form of one share of Common Stock upon the attainment of such performance goals and other terms and conditions as may be specified by the Committee.

8.2 No Adjustments. Except as otherwise provided by the Committee, no adjustment shall be made in Performance Shares awarded on account of cash dividends which may be paid or other rights which may be provided to the holders of Common Stock prior to the end of any period for which performance goals were established.


8.3 Substitution of Cash. The Committee may, in its sole discretion, substitute cash equal to the Fair Market Value (determined as of the date of the issuance) of shares of Common Stock otherwise required to be issued to a Participant in accordance with this Section 8.

9. Other Incentives. In addition to the incentives described in Sections 5 through 8 above and subject to the terms and conditions of the Program, the Committee may grant other

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Other Information (continued)

      incentives, including without limitation stock appreciation rights, performance units and restricted stock units ("Other Incentives"), payable in cash or in kind, under the Program as it determines to be in the best interest of the Company. The total number of shares of Common Stock with respect to which stock appreciation rights, restricted stock units or any Other Incentive may be granted to any person under this
      Section 9 shall not exceed 1,000,000 in the aggregate in any calendar year, subject to adjustment as set forth in Section 4.4. The total amount that may be awarded to any person under this Section 9 in the form of performance unit and other cash-based awards shall not exceed $3,000,000 in the aggregate in any calendar year.

10.   Performance Goals and Application of Tax Deduction
      Limitations. Compensation attributable to a Stock Option awarded to a Participant is intended to satisfy the requirements of the exception for qualified performance-based compensation within the meaning of section 162(m) and the related regulations under the Internal Revenue Code of 1986, as amended. Except as otherwise determined by the Committee, awards of Restricted Stock, Performance Shares, and Other Incentives under the Program, to persons subject to section 16(a) of the Exchange Act, shall be made subject to the attainment of performance goals relating to one or more of the business criteria within the meaning of section 162(m) identified above, including but not limited to net income (before or after taxes), stock price, total shareholder return, market share, sales, net sales, earnings per share, cash flow (including without limitation operational cash flow), gross margin, operating margin, gross profit ratio, economic value added, and return measures (including without limitation return on assets, capital, equity, and sales), as determined by the Committee from time to time.

11.   General.

11.1 Effective Date. The Program will become effective upon its approval by the affirmative vote of the holders of a majority of the voting stock of Baxter present in person or represented by proxy and entitled to vote thereon at a meeting of Baxter's stockholders. Unless approved within one year after the date of the Program's adoption by the Board of Directors, the Program shall not be effective for any purpose. Prior to the approval of the Program by Baxter's stockholders, the Committee may award incentives, but if such approval is not received in the specified period, then such awards shall be of no effect.

11.2 Duration. The Program shall remain in effect until all incentives granted under the Program have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated in accordance with the terms of the Program or the incentive and until all restrictions imposed on shares of Common Stock issued under the Program have lapsed. No incentive may be granted under the Program after the tenth anniversary of the date the Program is approved by Baxter's stockholders.

11.3 Non-transferability of Incentives. No share of Restricted Stock, Performance Share, or Other Incentive under the Program may be transferred, pledged, or assigned by the holder thereof (except, in the event of the holder's death, by will or the laws of descent and

                                     A-vi

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Other Information (continued)

      distribution to the limited extent provided in the Program or in the terms of the incentive), and the Company shall not be required to recognize any attempted assignment of such rights by any Participant. Stock Options may be transferred by the holder thereof to the limited extent authorized by rules and procedures established by the Committee from time to time.

11.4 Effect of Termination of Employment or Death. If a Participant ceases to be an employee of the Company for any reason, including death, any incentives then outstanding may be exercised or shall expire in accordance with the terms of the incentive.

11.5  Compliance with Applicable Law and Withholding.

      (a) Notwithstanding any other provision of the Program, Baxter shall have no obligation to issue any shares of Common Stock under the Program if such issuance would violate any applicable law or any applicable regulation or requirement of any securities exchange or similar entity.
      (b) Prior to the issuance of any shares of Common Stock under the Program, Baxter or the Company may require a written statement that the recipient is acquiring the shares for investment and not for the purpose or with the intention of distributing the shares and that the recipient will not dispose of them in violation of the registration requirements of the Securities Act of 1933.
      (c) With respect to any person who is subject to section 16(a) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any incentive or payment under the Program or implement procedures for the administration of the Program which it deems necessary or desirable to comply with the requirements of Rule 16b-3 of the Exchange Act.
      (d) If, at any time, Baxter, in its sole discretion, determines that the listing, registration, or qualification (or any updating of any such document) of any type of incentive, or the shares of Common Stock issuable pursuant thereto, is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, any incentive, the issuance of shares of Common Stock pursuant to any incentive, or the removal of any restrictions imposed on shares subject to an incentive, such incentive shall not be granted and the shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to Baxter.
      (e) All incentives and payments under the Program are subject to withholding of all applicable taxes and the Company shall have the right to withhold from any award under the Program or to collect as a condition of any payment under the Program, as applicable, any taxes required by law to be withheld. To the extent provided by the Committee, a Participant may elect to have any distribution, or a portion thereof, otherwise required to be made under the Program to be withheld or to surrender to the Company previously owned shares of Common Stock to fulfill any tax withholding obligation.

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Other Information (continued)


11.6 No Continued Employment. The Program does not constitute a contract of employment or continued service, and participation in the Program will not give any employee or Participant the right to be retained in the employ of the Company or the right to continue as a director of the Company or any right or claim to any benefit under the Program unless such right or claim has specifically accrued under the terms of the Program or the terms of any incentive under the Program.

11.7 Treatment as a Stockholder. No incentive granted to a Participant under the Program shall create any rights in such Participant as a stockholder of Baxter until shares of Common Stock related to the incentive are registered in the name of the Participant.

11.8 Deferral Permitted. Payment of cash to a Participant or distribution of any shares of Common Stock to which a Participant is entitled under any incentive shall be made as provided in the terms of the incentive. Payment may be deferred at the request of the Participant to the extent provided in the incentive.

11.9 Amendment of the Program. The Committee may, at any time and in any manner, amend, suspend, or terminate the Program or any incentive outstanding under the Program; provided, however, that no such amendment or discontinuance shall:

      (a) be made without stockholder approval to the extent such approval is required by law, agreement or the rules of any exchange or automated quotation system upon which the Common Stock is listed or quoted;
      (b) impair the rights of Participants with respect to incentives previously made under the Program without the consent of the holder thereof; or
      (c) make any change that would disqualify awards made under the Program, intended to be so qualified, from the exemption provided by Rule 16b-3 of the Exchange Act.

11.10 Acceleration of Incentives. Notwithstanding any provision in this Program to the contrary or the normal terms of vesting in any incentive,
      (a) the restrictions on all shares of Restricted Stock awarded shall lapse immediately, (b) all outstanding Stock Options will become exercisable immediately, and (c) all performance goals shall be deemed to be met and payment made immediately if a Change in Control occurs. For purposes of this Program, a "Change in Control" shall have occurred if:

      (1) any "Person", as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than Baxter, any corporation owned, directly or indirectly, by the stockholders of Baxter in substantially the same proportions as their ownership of stock of Baxter, and any trustee or other fiduciary holding securities under an employee benefit plan of Baxter or such proportionately owned corporation), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Baxter representing 30% or more of the combined voting power of Baxter's then outstanding securities;
      (2) during any period of not more than 24 months, individuals who at the beginning of such period constitute the Board of Directors of Baxter, and any new director (other than a director designated by a Person who has entered into an agreement with Baxter to effect a transaction described in paragraph (1), (3) or (4) of this subsection 11.10) whose election by the board or nomination for election by Baxter's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

      (3) a merger or consolidation of Baxter with any other corporation shall be consummated, other than (A) a merger or consolidation which would result in the voting securities of Baxter outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the combined voting power of the voting securities of Baxter or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Baxter (or similar transaction) in which no Person acquires more than 30% of the combined voting power of Baxter's then outstanding securities; or
      (4) a plan of complete liquidation or dissolution of Baxter or an agreement for the sale or disposition by Baxter of all or substantially all of Baxter's assets (or any transaction having a similar effect) shall be consummated.

11.11 Definition of Fair Market Value. Except as otherwise determined by the Committee, the "Fair Market Value" of a share of Common Stock as of any date shall be equal to the closing sale price of a share of Common Stock as reported on The National Association of Securities Dealers' New York Stock Exchange Composite Reporting Tape (or if the Common Stock is not traded on the New York Stock Exchange, the closing sale price on the exchange on which it is traded or as reported by an applicable automated quotation system) ("Composite Tape") on the applicable date or, if no sales of Common Stock are reported on such date, the closing sale price of a share of Common Stock on the date the Common Stock was last reported on the Composite Tape (or such other exchange or automated quotation system, if applicable).

11.12 Governing Law. The Program shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflicts of law doctrine.

                                                                      EXHIBIT B

                        CHARTER OF THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                         OF BAXTER INTERNATIONAL INC.

Statement of Purpose

    The primary purpose of the Audit Committee (the "Committee") of the Board of Directors (the "Board") of Baxter International Inc. ("Baxter" or the "Corporation") is to assist the Board in fulfilling its oversight responsibilities. The Committee will review the Corporation's financial reporting process (including the integrity of its financial statements), system of internal control, internal and external audit process (including the qualifications, independence and performance of the independent auditor) and the process for monitoring compliance with laws and regulations. The Committee will also issue the report required to be included in the Corporation's annual proxy statement pursuant to the rules of the Securities and Exchange Commission ("SEC"). In performing its duties, the Committee will maintain effective working relationships with and open communication between the Board, management and the internal and independent auditors.

Organization and Meetings

    The Committee, a standing committee of the Board, will be composed of three or more directors, each of whom is qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange and each of whom shall satisfy the independence requirements of the Corporation's Corporate Governance Guidelines. All members of the Committee will be financially literate, or will become financially literate within a reasonable period of time after appointment to the Committee. In addition, either (i) at least one member of the Committee must qualify as an "audit committee financial expert" under the SEC's rules or (ii) the Committee must advise the Corporation that none of its members so qualifies.

    Members of the Committee, including its Chairperson, shall be elected by the Board at the annual organizational meeting of the Board and shall serve until their successors shall have been duly elected and qualified.

    No director may serve as a member of the Committee if he or she serves on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the director's ability to serve effectively on the Committee, with any such determination to be disclosed in the annual proxy statement.

    The Committee will have at least seven regularly scheduled meetings each year, with additional meetings to be held as circumstances require. The Committee will keep minutes of its meetings, and will regularly report to the Board on its activities, making recommendations as appropriate, and will cover any issues that arise with respect to the independent auditors, the internal audit function, the quality or integrity of the Corporation's financial statements or the Corporation's compliance with legal or regulatory requirements.

    The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees (each of which shall consist of one or more members) such power and authority as the Committee deems appropriate; provided, however, that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

Key Responsibilities

    The Committee's job is one of oversight and it recognizes that the Corporation's management is responsible for preparing the Corporation's financial statements and that the outside auditors are responsible for auditing those financial statements. Additionally, the Committee recognizes that financial management, including the internal audit staff as well as the outside auditors, have more time, knowledge and more detailed information on the Corporation than do Committee members; consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Corporation's financial statements or any professional certification as to the outside auditor's work.

    The following functions shall be the common recurring activities of the Committee in carrying out its oversight function. These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate given the circumstances.

Internal Control

    . Review Baxter's policies and procedures with management, including its disclosure controls and procedures and its internal controls and procedures for financial reporting, and recommend to the Board any changes considered appropriate.

    . Review the adequacy and effectiveness of Baxter's financial and accounting controls with the independent auditor and the internal auditor, as appropriate, receiving recommendations for the improvement of such controls and reviewing whether any such previously approved recommendations have been implemented.

External Control

    . Retain the independent auditor to audit Baxter's consolidated financial statements. The Committee shall have the ultimate authority and responsibility to select, evaluate, set compensation and, where appropriate, replace the independent auditor, and the independent auditor shall be ultimately accountable to the Committee.

    . Pre-approve all permissible non-audit engagements to be undertaken by the independent auditor, either explicitly or through pre-approval policies and procedures to be approved by the Committee.

    . Ensure the objectivity of the independent auditor by reviewing and discussing with the independent auditor all significant relationships which the auditor has with the Corporation and its affiliates, including: (i) requesting, receiving and reviewing, on an annual basis, a formal written statement delineating all relationships which may reasonably be thought to bear on the independence of the independent auditor with respect to the Corporation in accordance with professional standards governing such independence; (ii) discussing with the independent auditor any disclosed relationships or services that may impact the objectivity and independence of the independent auditor; and
        (iii) take appropriate action in response to the independent auditor's report to satisfy itself of the independence of the independent auditors.

    . Assess the quality-controls of the independent auditor by reviewing, on an annual basis, a report from the independent auditor delineating its internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

    . Ensure that the independent auditor is registered with the Public Company Accounting Oversight Board on a timely basis when required.

    . Meet with the independent auditor and management to review the proposed audit scope and procedures to be utilized.

    . At the conclusion of each annual audit, review such matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards, as well as any other comments or recommendations made by the independent auditor.

    . Evaluate the qualifications, performance and independence of the independent auditor, including the lead audit partner, taking into account the opinions of management and the Corporation's internal auditors.

    . Ensure regular rotation of the audit partners as required by law and consider whether the independent auditor should be rotated.

    . Review regularly with the independent auditor whether there have been any difficulties encountered during the audit, including any restrictions on the scope of the activities of the independent auditor or on access to requested information and any significant disagreements with management, and the responsibilities, budget and staffing of the internal auditor.

    . Approve and periodically review the Corporation's policy with respect to hiring of employees and former employees of independent auditors. Specifically, the Corporation will not hire any current or previous employees of its independent auditor who are or have, within the last two years, worked on the Corporation's account.

Internal Audit

    . Review the qualifications and organizational structure of the internal audit function and concur in the appointment, replacement, reassignment or dismissal of the Vice President, corporate audit.

    . Review the proposed audit plan of the internal auditor, including the independence and authority of the internal auditor's reporting obligations, the adequacy of internal audit resources and the coordination and completeness of coverage between the internal and independent auditors.

    . Receive periodic summaries of findings from completed internal audits and, as appropriate, the status of major audits in process. Receive progress reports on the completion of the current year's internal audit plan, including explanations for any significant deviations from the plan.

Financial Reporting

    . Review the Corporation's consolidated financial statements (including Management's Discussion and Analysis of Financial Condition and Results of Operations and any off-balance sheet arrangements) that will be contained in its Annual Report to Shareholders with management and the independent auditor to determine whether they are complete and consistent with information known to the Committee members, and whether the independent auditor is satisfied with the disclosure and content of those financial statements. Based on such review, recommend to the Board that the consolidated financial statements of the Corporation be included in its Annual Report on Form 10-K (or the Annual Report to Shareholders if distributed prior to the filing of the Form 10-K with the SEC).

    . Review with management, the independent auditor and the internal auditor the interim consolidated financial statements of the Corporation (including Management's Discussion and Analysis of Financial Condition and Results of Operations and any off-balance sheet arrangements) and the results of the independent auditor's review of those statements. This review shall occur prior to the Corporation's filing of the Form 10-Q with the SEC and may, at the Committee's discretion, be performed by the Committee Chairperson.

    . Discuss with the independent auditor the auditor's judgments about the quality and the acceptability of accounting principles used to prepare the Corporation's consolidated financial statements (including all critical accounting policies and practices to be used), and all alternative treatments within GAAP for policies and practices related to material items that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the auditors. Review the impact on the annual financial statements of any significant accounting and reporting issues, including recent professional and regulatory pronouncements and any newly adopted or proposed changes in accounting principles that would significantly affect Baxter or its consolidated financial statements. Review any analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements. Review all other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences, as provided to the Committee by the independent auditor.

    . Discuss earnings press releases (particularly the use of any non-GAAP financial information), as well as financial information and earnings guidance provided to analysts and rating agencies, with the Chairman of the Audit Committee to review such information prior to issuance of the release.

Ethical and Legal Compliance

    . Assure that a system is in place for monitoring compliance with laws and regulations, including receiving reports from the General Counsel on the results of management's review of compliance with Baxter's policies and any investigations by management related to significant fraudulent acts or irregularities.

    . Periodically review with the General Counsel Baxter's preventive law program and activities, as well as any legal and regulatory matters that may have a material impact on Baxter.

    . In conjunction with the Public Policy Committee, evaluate whether management is setting the appropriate "tone at the top" by communicating the importance of Baxter's ethical and business practices standards, including the importance of internal accounting controls.

    .   Address procedures for submission of complaints/concerns pursuant to
        Section 301 of Sarbanes-Oxley.

Other Responsibilities

    . Hold separate sessions during at least five Committee meetings per year with each of the internal auditor, the independent auditor and management to discuss any matters that the auditors, management or the Committee believe should be discussed privately.

    . Review with Baxter's Chief Executive Officer and Chief Financial Officer the matters that are the subject of those officers' certifications in the Corporation's quarterly and annual reports prior to the filing thereof.

    . Discuss guidelines and policies governing the process by which Baxter's senior management and its relevant departments assess and manage risk, as well as the Corporation's major financial risk exposures and the steps taken to monitor and control them.

    . Issue the report required by SEC rules to be included in the annual proxy statement.

    . Review with the General Counsel any legal matters that could have a significant impact on the Corporation's financial statements.

    . As appropriate, secure advice and assistance from outside legal, accounting or other advisers, with or without prior Board approval, the costs thereof to be borne by Baxter.

    . If necessary, institute special investigations and, if appropriate, hire special counsel or experts to assist in such investigations as needed, the costs thereof to be borne by Baxter.

    . Review the policies and procedures in effect for considering officers' expenses and perquisites.

    . Perform such other oversight functions as assigned by law, the Corporation's articles of incorporation, as amended or restated, the bylaws of the Corporation or the Board of Directors.

    . Conduct an annual performance assessment of the Committee and review and discuss the adequacy of the Audit Committee Charter on an annual basis, or more frequently upon changes to the membership of the Committee or as otherwise needed.

Revised and approved by the Baxter International Inc. Board of Directors February 25, 2003

Directions to the Annual Meeting


                                     [MAP]

          From downtown Chicago            From O'Hare Airport
          Take I-290 West to               Take I-190 East to
       I-88 West,                       I-294 South,
          Immediately after you            Take I 294 South to I
       pay the first toll on            88 West,
       I-88, exit at                       Immediately after you
          Cermak Road,                  pay the first toll on
          Proceed straight at           I-88, exit at
       stop light on Spring Road,          Cermak Road,
          You will then pass               Proceed straight at
          through two stop              stop light on Spring Road,
          lights and will pass             You will then pass
          the Hyatt on your             through two stop lights
          right,                        and will pass the
          After the second stop            Hyatt on your right,
       light, turn right onto              After the second stop
       Drury Lane,                      light, turn right onto
          Turn left at Drury            Drury Lane,
       Lane Entrance sign.                 Turn left at Drury
                                        Lane Entrance sign.

          From the Western                 From Baxter Corporate
       suburbs                          Headquarters in Deerfield
          Take I-88 East, exit             Take I-294 South to
       at Midwest Road,                 I-88 West,
          After paying toll,               Immediately after you
       turn right at stop light         pay the first toll on
       onto Midwest Road,               I-88, exit at
          Turn right at stop               Cermak Road,
       light onto 22nd Street,             Proceed straight at
          Turn left at stop             stop light on Spring Road,
       light onto Route 83                 You will then pass
       (Kingery Highway),               through two stop lights
          Proceed straight on           and will pass
       Route 83 (past Oak Brook            the Hyatt on your
       Shopping                         right,
          Center) to                       After the second stop
       Butterfield/Roosevelt            light, turn right onto
       Road,                            Drury Lane,
          Exit to right onto               Turn left to the Drury
       Butterfield/Roosevelt            Lane Entrance sign.
       Road and proceed
          to Drury Lane (South),
          Turn right at Drury
       Lane Entrance sign.

--------------------------------------------------------------------------------

                                    P R O X Y

     PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 6, 2003
     Solicited by the Board of Directors of Baxter International Inc.

     The undersigned hereby appoint(s) Harry M. Jansen Kraemer, Jr. and Thomas
     J. Sabatino, Jr., and each of them, as proxyholders, with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Stockholders to be held on May 6, 2003, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. If no directions are given, the proxyholders will vote: for the election of the three nominees for director listed hereon; in accordance with the Board Directors' recommendations on the matters listed on the reverse side of this card; and at their discretion on any other matter that may properly come before the meeting.

     --------------------------------
     Election of Directors, Nominees:            Comments/Change of Address
                                                 __________________________
     01 Walter E. Boomer                         __________________________
     02 James R. Gavin III, M.D., Ph.D           __________________________
     03 Kees J. Storm                            __________________________
     --------------------------------            __________________________

To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, please sign and date this card on the reverse and mail promptly in the enclosed envelope.

                                                                     -----------
                                                                     SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------
                             . FOLD AND DETACH HERE .

               ELECTRONIC DISSEMINATION OF FUTURE PROXY MATERIALS

If you wish to access future proxy materials and the annual report via the Internet instead of receiving copies in the mail, please follow the directions below.

If you elect to vote via the Internet at http://www.eproxyvote.com/bax, a link
                                         -----------------------------
to the site during the 2003 proxy voting period will enable you to enroll for the electronic dissemination of next year's proxy material.

Any registered stockholder may elect the electronic dissemination of next year's proxy material at any time during the year by enrolling at
http://www.econsent.com/ bax.
----------------------------

                                                                            8552

[X]   Please mark your votes as in this example.

      This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR election of directors, FOR proposals 2 and 3 and AGAINST proposal 4.

--------------------------------------------------------------------------------
          The Board of Directors recommends a vote FOR proposals 1, 2 and 3.
--------------------------------------------------------------------------------

                                      FOR   WITHHOLD
1. Election of Directors
   (See Reverse).                     [_]     [_]
   For, except vote
   withheld from the
   following nominee(s):
-------------------------------------------------------------
                                      FOR  AGAINST  ABSTAIN
2. Ratification                       [_]    [_]     [_]
   of independent
   accountants.

3. Approval of Baxter's               [_]    [_]     [_]
   2003 Incentive
   Compensation Program

--------------------------------------------------------------------------------
            The Board of Directors recommends a vote AGAINST proposal 4.
--------------------------------------------------------------------------------
                                      FOR  AGAINST  ABSTAIN
4. Proposal relating to               [_]    [_]     [_]
   cumulative voting in the
   election of directors.
--------------------------------------------------------------------------------

                                      Mark the box if you have more       [_]
                                      than one account and want to
                                      discontinue receiving multiple
                                      copies of future annual reports.
                                      Please see instructions in the
                                      proxy statement.

                                      Mark the box if you  [_]  Mark the  [_]
                                      will attend               box if you
                                      the Annual Meeting.       want your
                                                                votes
                                                                treated as
                                                                confidential.


SIGNATURE (S)____________________   DATE___________

                                                   The signer hereby revokes all
                                                   proxies heretofore given by
                                                   the signer to vote at said
                                                   meeting or any adjournment
                                                   thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.
--------------------------------------------------------------------------------
                            . FOLD AND DETACH HERE .





Baxter encourages you to take advantage of several convenient ways to vote your shares on the matters to be covered at the 2003 Annual Meeting of Stockholders. Please take the opportunity to use one of the three voting methods outlined below to cast your ballot. If you vote through the Internet or by telephone, use the voter control number printed in the box above, just below the perforation. Your vote authorizes the named proxies to act in the same manner as if you marked, signed, dated and returned the proxy card.

 1. Vote through the Internet. Log on to the Internet and go to the web site http://www.eproxyvote.com/ bax. Internet voting is available 24 hours a day, 7 days a week until 24 hours prior to the Annual Meeting. Have this proxy card in hand when you log on and follow the step-by-step instructions provided on the screen.

 2. Vote by phone. United States and Canadian stockholders may call 1-877-PRX-Vote (1-877-779-8683) toll free from any touch-tone telephone. Stockholders in other countries may call collect at 201-536-8073. Telephone voting is available 24 hours a day, 7 days a week until 12:00 a.m. Eastern time on May 6, 2003. Have your proxy card in hand when you call. To vote in accordance with the recommendations of the Board of Directors on ALL proposals, press 1. Your vote will be confirmed and cast as directed and the call will end. If you wish to vote on each proposal separately, press 2.

 3. Vote by mail. Mark, sign and date your proxy card (above) and return it in the envelope herein provided or otherwise return it to Baxter, P.O. Box 8616, Edison, New Jersey 08818-8616.



                             Thank You For Your Vote

                             BAXTER
                             Baxter International Inc.
                             One Baxter Parkway
                             Deerfield, Illinois 60015-4633